UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GARTNER, INC.

(Name of Registrant as Specified in Its Charter)

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April 16, 2013

Dear Stockholder:

On behalf of the Board of Directors and Management of Gartner, Inc., I invite you to attend our 2013 Annual Meeting of Stockholders to be held on Thursday, May 30, 2013, at 10 a.m. local time, at our corporate headquarters at 56 Top Gallant Road, Stamford, Connecticut.

Details of the business to be conducted at the meeting are given in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow this letter.

We have mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2012 Annual Report to Stockholders and our 2013 Proxy Statement online, how to request a paper copy of these materials and how to vote on the three management Proposals put before you this year. In addition, by following the additional instructions in the Proxy Statement, stockholders may request proxy materials electronically by email or in printed form by mail on an ongoing basis.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares, regardless of the number of shares you hold, by utilizing the voting options available to you as described in the Proxy Statement.

If you have any questions about the meeting, please contact our Investor Relations Department at (203) 316-6537.

We look forward to seeing you at the meeting.

Sincerely,

Eugene A. Hall

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 30, 2013

Time:	10:00 a.m. local time

Location:	56 Top Gallant Road
Stamford, Connecticut 06902

Matters To Be Voted On:	(1) Election of nine members of our Board of Directors;
(2) Advisory approval of the Company’s executive compensation; and
(3) Ratification of the appointment of KPMG LLP as our independent auditor for the 2013 fiscal year.

Record Date:	April 4, 2013 – You are eligible to vote if you were a stockholder of record on this date.

Voting Methods:	By Internet – go to “www.proxyvote.com” and follow instructions

By Telephone – call 1-800-690-6903, 24 hours a day, and follow instructions

By Mail – if you received your proxy materials by mail, complete and sign your proxy card and return in enclosed envelope or mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, N.Y. 11717

In Person – attend the Annual Meeting and vote in person

Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented. If your shares are held in “street name,” we urge you to instruct your broker how to vote your shares.

Voting promptly will insure that we have a quorum at the meeting and will save us additional proxy solicitation expenses.

By Order of the Board of Directors,

Lewis G. Schwartz

Corporate Secretary

Stamford, Connecticut

April 16, 2013

56 Top Gallant Road

Stamford, Connecticut 06902

PROXY STATEMENT

For the Annual Meeting of Stockholders to be held on May 30, 2013

GENERAL INFORMATION

The Annual Meeting and Proposals

The 2013 Annual Meeting of Stockholders of Gartner, Inc. will be held on Thursday, May 30, 2013, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in greater detail below. This Proxy Statement and form of proxy, together with our 2012 Annual Report to Stockholders, are being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and any adjournment of the meeting, and are first being made available to our stockholders on or around April 16, 2013. We will refer to your company in this Proxy Statement as “we”, “us”, the “Company” or “Gartner.” The three proposals to be considered and acted upon at the Annual Meeting, which are described in more detail in this Proxy Statement, are:

•	Election of nine nominees to our Board of Directors;
•	Advisory approval of the Company’s executive compensation; and
•	Ratification of the appointment of KPMG LLP as our independent auditor for the 2013 fiscal year.

Management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the 2013 Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting, the persons designated by the Company as proxies may vote the shares of Common Stock they represent in their discretion.

Information Concerning Proxy Materials and the Voting of Proxies

Why Did You Receive a Notice Regarding Availability of Proxy Materials?

Securities and Exchange Commission (SEC) rules allow companies to furnish proxy materials to their stockholders via the Internet. This “e-proxy” process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs and reducing the environmental impact of our annual meeting. Accordingly, on April 16, 2013, we mailed to our stockholders a notice regarding the availability of proxy materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access our proxy materials for the Annual Meeting on a website, how to request a printed copy of proxy materials and how to vote your shares. We expect to shortly mail paper copies of our proxy materials to certain stockholders who have already elected to receive printed materials.

How Can You Get Electronic Access to Proxy Materials?

The Notice provides instructions regarding how to view our proxy materials for the 2013 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit: www.proxyvote.com and have available your 12-digit Control number(s) located on your Notice.

How Can You Request Paper or Email Copies of Proxy Materials?

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you want to receive paper or email copies of the proxy materials, you must request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before May 16, 2013. To request paper or e-mail copies, stockholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit Control number(s) (located on your Notice) in the subject line.

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How Can You Sign Up to Receive Future Proxy Materials Electronically?

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail printed materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under How Can You Vote to vote using the Internet and vote your shares. After submitting your vote, follow the prompts to sign up for electronic delivery.

Who Can Vote at the Annual Meeting?

Only stockholders of record at the close of business on April 4, 2013 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 93,742,156 shares of our common stock, par value $.0005 per share (“Common Stock”) outstanding and eligible to be voted. Treasury shares are not voted.

How Can You Vote?

You may vote using one of the following methods:

•	Internet. You may vote on the Internet up until 11:59 PM Eastern Time on May 29, 2013 by going to the website for Internet voting on the Notice or your proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.
•	Telephone. You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time on May 29, 2013, and following prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.
•	Mail. If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, N.Y. 11717.
•	In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted for each proposal as our Board recommends.

How to Revoke Your Proxy or Change Your Vote

A later vote by any means will cancel an earlier vote. You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	giving written notice of revocation to: Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212; or
•	submitting another timely proxy by the Internet, telephone or mail; or
•	attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting you must obtain a proxy executed in your favor from your bank, broker or other holder of record and bring it to the Annual Meeting in order to vote. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

How Many Votes You Have

Each stockholder has one vote for each share of our Common Stock owned on the Record Date for all matters being voted on.

If Your Shares Are Held in “Street Name,” How Will Your Broker Vote?

Holders of shares held in brokerage or “street name” accounts should be aware of voting rules that will affect whether their shares will be voted on the Proposals submitted at the meeting. Under applicable New York Stock Exchange (NYSE) rules relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and executive compensation without instructions from the beneficial owner. However, brokers will still be able to vote shares held in brokerage accounts with respect to the ratification of the appointment of an independent registered public accounting firm, even if they do not receive instructions from the beneficial owner. Therefore, holders of shares held in brokerage or street name accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposals One and Two. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

Quorum

A quorum is constituted by the presence, in person or by proxy, of holders of our Common Stock representing a majority of the number of shares of Common Stock entitled to vote. Abstentions and broker non-votes (described above) will be considered present to determine a quorum.

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Votes Required

Proposal One: Each nominee must receive more “FOR” votes than “AGAINST” votes to be elected. Any nominee who fails to achieve this threshold must tender his or her resignation from the Board.

Proposals Two and Three: The affirmative “FOR” vote of a majority of the votes cast is required to approve Proposal Two - the advisory approval of the Company’s executive compensation, and Proposal Three - the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote on those matters for you. If for any reason any of the nominees is not available as a candidate for director at the Annual Meeting, the persons named as proxies will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors. As of the date of this Proxy Statement, we were unaware of any other matter to be raised at the Annual Meeting.

What Are the Recommendations of the Board?

The Board of Directors recommends that you vote:

•	FOR the election of the nine nominees to our Board of Directors
•	FOR the advisory approval of the Company’s executive compensation
•	FOR the ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2013.

Who Is Distributing Proxy Materials and Bearing the Cost of the Solicitation?

This solicitation of proxies is being made by the Board of Directors and we will bear the entire cost of this solicitation, including costs associated with mailing the Notice and related internet access to proxy materials, the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation material that we may provide to stockholders. Gartner will request brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to solicit proxies from these persons and will pay the costs associated with such activities. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic mail and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services. We have also retained Georgeson Inc. to assist with the solicitation of proxies at an anticipated cost of $6,500 which will be paid by the Company.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available on our investor relations website – www.investor.gartner.com.

Who Can Answer Your Questions?

If you have questions about this Proxy Statement or the Annual Meeting, please call our Investor Relations Department at (203) 316-6537.

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THE BOARD OF DIRECTORS

General Information about our Board of Directors

Our Board currently has nine directors who serve for annual terms. Our CEO, Eugene A. Hall, has an employment agreement with the Company that obligates the Company to include him on the slate of nominees to be elected to our Board during the term of the agreement. See Executive Compensation – Employment Agreements with Executive Officers below. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption.

Each member of our Board has been nominated for re-election at the 2013 Annual Meeting. See Proposal One – Election of Directors on page 11. Set forth below are the name, age, principal occupation for the last five years, public company board experience, selected additional biographical information and period of service as a director of the Company of each director, as well as a summary of each director’s experience, qualifications and background which, among other factors, support their respective qualifications to continue to serve on our Board.

Michael J. Bingle, 41, has been a director since October 2004. Mr. Bingle is a Managing Partner and Managing Director of Silver Lake, a private equity firm that he joined in January 2000. Prior thereto, he was a principal with Apollo Management, L.P., a private equity firm, and an investment banker at Goldman, Sachs & Co. He is a director of Interactive Data Corporation as well as several private companies that are portfolio companies of Silver Lake, and a former director of TD Ameritrade Holding. Mr. Bingle’s investing, investment banking and capital markets expertise, coupled with his extensive working knowledge of Gartner (a former Silver Lake portfolio company), its financial model and core financial strategies, provide valuable perspective and guidance to our Board and Governance Committee, and qualify him to continue to serve as director.

Richard J. Bressler, 55, has been a director since February 2006. Mr. Bressler joined Thomas H. Lee Partners, L.P., a private equity firm, as a Managing Director in 2006. From May 2001 through 2005, Mr. Bressler was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Prior to joining Viacom, Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive of Time Warner Digital Media and as Executive Vice President and Chief Financial Officer of Time Warner Inc. Before joining Time Warner Inc., Mr. Bressler was a Partner with Ernst & Young. Mr. Bressler is a director of The Nielsen Company B.V. and CC Media Holdings, Inc., as well as several private companies that are portfolio companies of Thomas H. Lee Partners, and a former director of America Media Operations, Inc. and Warner Music Group Corp. He is also a Board Observer of Univision Communications, Inc. and a member of the JP Morgan Chase National Advisory Board. Mr. Bressler qualifies as an audit committee financial expert, and his extensive financial and operational roles at large U.S. public companies bring a wealth of management, financial, accounting and professional expertise to our Board and Audit Committee, and qualify him to continue to serve as director.

Raul E. Cesan, 65, has been a director since February 2012. Since 2001, Mr. Cesan has been the Founder and Managing Partner of Commercial Worldwide LLC, an investment firm. Prior thereto, he spent 25 years at Schering – Plough Corporation, serving in various capacities of substantial responsibility: the President and Chief Operating Officer (from 1998 to 2001); Executive Vice President of Schering-Plough Corporation and President of Schering-Plough Pharmaceuticals (from 1994 – 1998); President of Schering Laboratories, U.S. Pharmaceutical Operations (from 1992 to 1994); and President of Schering – Plough International (from 1988 to 1992). Mr. Cesan is also a director of The New York Times Company. Mr. Cesan’s extensive operational and international experiences provide valuable guidance to our Board and Compensation Committee and qualify him to continue to serve as director.

Karen E. Dykstra, 54, has been a director since July 2007. In September 2012, she was appointed Chief Financial Officer of AOL, Inc. From January 2007 until December 2010, Ms. Dykstra was a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC, Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. Prior thereto, she spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from January 2003 to May 2006, and prior thereto as Vice President – Finance, Corporate Controller and in other capacities. Ms. Dykstra is a former director of Crane Co. and AOL, Inc. Ms. Dykstra qualifies as an audit committee financial expert, and her extensive management, financial, accounting and oversight experience provide important expertise to our Board and Audit Committee, and qualify her to continue to serve as director.

Anne Sutherland Fuchs, 65, has been a director since July 1999. She served as Group President, Growth Brands Division, Digital Ventures, a division of J.C. Penney Company, Inc., from November 2010 until April 2012. She also serves as the Chair of the Commission on Women’s Issues for New York City, a position she has held since 2002. Previously, Ms. Fuchs served as a consultant to companies on branding and digital initiatives, and as a senior executive with operational responsibility at LVMH Moët Hennessy Louis Vuitton, Phillips de Pury & Luxembourg and several publishing companies, including Hearst Corporation, Conde Nast, Hachette and CBS. Ms. Fuchs is also a director of Pitney Bowes Inc. Ms. Fuchs’ executive management, content and branding skills

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plus operations expertise, her knowledge of government operations and government partnerships with the private sector, and her keen interest and knowledge of diversity, governance and executive compensation matters provide important perspective to our Board and its Governance and Compensation Committees, and qualify her to continue to serve as director.

William O. Grabe, 74, has been a director since April 1993. Mr. Grabe is an Advisory Director of General Atlantic LLC, a global private equity firm. Prior to joining General Atlantic in 1992, Mr. Grabe was a Vice President and Corporate Officer of IBM Corporation. Mr. Grabe is presently a director of Compuware Corporation and Lenovo Group Limited as well as private companies that are portfolio companies of General Atlantic. He is a former director of Infotech Enterprises Limited and Patni Computer Systems Ltd. Mr. Grabe’s extensive senior executive experience, his knowledge of business operations and his vast knowledge of the global information technology industry have made him a valued member of the Board and Governance Committee, and qualify him to continue to serve as director.

Eugene A. Hall, 56, has been our Chief Executive Officer and a director since August 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and service company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director. As Gartner’s CEO, Mr. Hall is responsible for developing and executing on the Company’s operating plan and business strategies in consultation with the Board of Directors and for driving Gartner’s business and financial performance, and, therefore, is qualified to continue to serve as the principal management representative on the Board.

Stephen G. Pagliuca, 58, has served as a director from July 1990 (except for a six month hiatus beginning in late 2009 when he entered the Massachusetts U.S. Senate race). Mr. Pagliuca is a Managing Director of Bain Capital Partners, LLC and is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982, and founded the Information Partners private equity fund for Bain Capital in 1989. Prior to joining Bain, Mr. Pagliuca worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a director of several private companies that are portfolio companies of Bain Capital, and a former director of Burger King Holdings, Inc., HCA, Inc. (Hospital Corporation of America), Quintiles Transnational Corporation and Warner Chilcott PLC. Mr. Pagliuca has served on our Board since Gartner first became a public company (except during his recent run for public office). He has deep subject matter knowledge of Gartner’s history, the development of its business model and the global information technology industry, as well as financial and accounting matters, all of which provide valuable guidance to the Board and qualify him to continue to serve as director.

James C. Smith, 72, has been a director since October 2002 and Chairman of the Board since August 2004. Until its sale in 2004, Mr. Smith was Chairman of the Board of First Health Group Corp., a national health benefits company. He also served as First Health’s Chief Executive Officer from January 1984 through January 2002 and President from January 1984 to January 2001. Mr. Smith is a director of various private companies. Mr. Smith’s long-time expertise and experience as the founder, senior-most executive and chairman of the board of a successful large public company provides a unique perspective and insight into management and operational issues faced by the Board, Audit Committee and our CEO. This experience, coupled with Mr. Smith’s personal leadership qualities, qualify him to continue to serve as director, and as Chairman of the Board.

Majority Vote Standard

The Company has adopted a majority vote standard for the election of directors which provides that a nominee must receive more FOR votes than AGAINST votes for election as a director. Should a nominee fail to achieve this threshold, the nominee must immediately tender his or her resignation to the Chairman. The Board, in its discretion, can determine whether or not to accept the resignation.

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Compensation of Directors

Directors who are also employees receive no fees for their services as directors. Non-management directors are reimbursed for their meeting attendance expenses and receive the following compensation for their service as director:

Annual Director Fee:	$50,000 per director and an additional $100,000 for our non-executive Chairman of the Board, payable in arrears in four equal quarterly installments, on the first business day of each quarter. These amounts are paid in common stock equivalents (CSEs) granted under the Company’s 2003 Long-Term Incentive Plan (“2003 Plan”), except that a director may elect to receive up to 50% of this fee in cash. The CSEs convert into Common Stock on the date the director’s continuous status as a director terminates, unless the director elects accelerated release as provided in the 2003 Plan. The number of CSEs awarded is determined by dividing the aggregate director fees owed for a quarter (other than any amount payable in cash) by the closing price of the Common Stock on the first business day following the close of that quarter.
Annual Committee Chair Fee:	$5,000 for the chair of our Governance Committee and $10,000 for the chairs of our Audit and Compensation Committees. Amounts are payable in the same manner as the Annual Fee.
Annual Committee Member Fee:	$5,000 for our Compensation and Governance Committee members and $10,000 for our Audit Committee members. Committee chairs receive both a committee chair fee and a committee member fee. Amounts are payable in the same manner as the Annual Fee.
Annual Equity Grant:	$130,000 in value of restricted stock units (RSUs), awarded annually on the date of the Annual Meeting. The number of RSUs awarded is determined by dividing $130,000 by the closing price of the Common Stock on the award date. The restrictions lapse one year after grant subject to continued service as director through that date.

Director Compensation Table

This table sets forth compensation earned or paid in cash, and the grant date fair value of equity awards made, to our non-management directors on account of services rendered as a director in 2012. Mr. Hall receives no compensation for service as director.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Michael J. Bingle	60,000	130,000	190,000
Richard J. Bressler	70,000	130,000	200,000
Raul E. Cesan	48,434	130,000	178,434
Karen E. Dykstra	60,000	130,000	190,000
Anne Sutherland Fuchs	70,000	130,000	200,000
William O. Grabe	60,000	130,000	190,000
Steven G. Pagliuca	50,000	130,000	180,000
James C. Smith	161,745	130,000	291,745

(1)	Includes amounts earned in 2012 and paid in cash and/or common stock equivalents (CSEs) on account of the Annual Director Fee, Annual Committee Chair Fee and/or Annual Committee Member Fee, described above. Mr. Cesan joined the board in February 2012 and the Compensation Committee in June 2012. Mr. Smith served on the Compensation Committee until June 2012. Accordingly, fees earned by Messrs. Cesan and Smith are pro rated for the periods served. Does not include reimbursement for meeting attendance fees.

(2)	Represents the grant date value of an annual equity award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, consisting of 3,086 restricted stock units (RSUs) that vest on June 7, 2013, one year from the date of the 2012 Annual Meeting of Stockholders, subject to continued service through that date. The number of RSUs awarded was calculated by dividing $130,000 by the closing price of our Common Stock on June 7, 2012 ($42.12).

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CORPORATE GOVERNANCE

Gartner is committed to maintaining strong corporate governance practices. Our Board Principles and Practices (the “Board Guidelines”) are reviewed periodically and revised in light of legal, regulatory or other developments, as well as emerging best practices, by our Governance Committee and Board.

Director Independence

Our Board Guidelines require that our Board be comprised of a majority of directors who meet the criteria for independence from management set forth by the New York Stock Exchange (“NYSE”) in its corporate governance listing standards.

Our committee charters likewise require that our standing Audit, Compensation and Governance/Nominating Committees be comprised only of independent directors. Additionally, the Audit Committee members must be independent under Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee members must be independent under Rule 16b-3 promulgated under the Exchange Act as well as applicable NYSE corporate governance listing standards, and they must qualify as outside directors under regulations promulgated under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Utilizing all of these criteria, as well as all relevant facts and circumstances, the Board annually assesses the independence from management of all non-management directors and committee members by reviewing the commercial, financial, familial, employment and other relationships between each director and the Company, its auditors and other companies that do business with Gartner.

After analysis and recommendation by the Governance Committee, the Board determined that:

•	all non-management directors (Michael Bingle, Richard Bressler, Raul Cesan, Karen Dykstra, Anne Sutherland Fuchs, William Grabe, Stephen Pagliuca and James Smith) are independent under the NYSE listing standards;
•	our Audit Committee members (Ms. Dykstra and Messrs. Bressler and Smith) are independent under the criteria set forth in Section 10A-3 of the Exchange Act; and
•	our Compensation Committee members (Ms. Fuchs and Messrs. Bingle and Cesan) are independent under the criteria set forth in Exchange Act Rule 16b-3 as well as under applicable NYSE corporate governance listing standards, and qualify as “outside directors” under Code Section 162(m) regulations.

Board Leadership Structure

The leadership of our Board of Directors rests with our independent Chairman of the Board, Mr. James C. Smith. Gartner believes that the separation of functions between the CEO and Chairman of the Board provides independent leadership of the Board in the exercise of its management oversight responsibilities, increases the accountability of the CEO and creates transparency into the relationship among executive management, the Board of Directors and the stockholders. Additionally, in view of Mr. Smith’s extensive experience as a chief executive officer of a major corporation, he is able to provide an independent point of view to our CEO on important management and operational issues.

Risk Oversight

The Board of Directors, together with management, oversees risk at Gartner. The Company's strategic objectives and activities are presented by executive management to the Board and approved annually and more frequently as necessary.

The Risk (Internal Audit) function reports directly to the Audit Committee, and provides quarterly reports to the committee. The committee reviews the results of the internal audit annual risk assessment and the proposed internal audit plan. Subsequent quarterly meetings include an update on ongoing internal audit activities, including results of audits and any changes to the audit plan. Risk also meets with the Audit Committee in executive session on a quarterly basis.

The Compliance function also reports directly to the Audit Committee on a quarterly basis concerning the state of the Company’s legal and ethical compliance program and initiatives, hotline activities, litigation matters and findings of the Disclosure Controls Committee.

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The Company maintains internal controls and procedures over financial reporting, as well as enterprise wide internal controls, that are updated and tested annually by management and our independent auditors. Any internal control deficiencies and the status of remediation efforts likewise are reported to the Audit Committee on a quarterly basis.

Risk Assessment of Compensation Policies and Practices

Management conducts an annual risk assessment of the Company’s compensation policies and practices, including all executive, non-executive and business unit compensation policies and practices, as well as the variable compensation policies applicable to our global sales force. The results of this assessment are reported to the Compensation Committee. Management has concluded and the Compensation Committee has agreed that no Company compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Board and Committee Meetings and Annual Meeting Attendance

Our Board held five meetings during 2012. During 2012, all of our directors attended 100% of all Board and committee meetings held during the periods in which such director served as a director and/or committee member. At each regular quarterly Board and committee meeting, time is set aside for the non-management directors to meet in executive session without management present. James C. Smith, our non-executive Chairman of the Board, presides over these executive sessions at the Board meetings, and each committee chairperson presides over the executive sessions at their respective committee meetings. Directors are not required, but are invited, to attend the Annual Meeting of Stockholders. In 2012, Mr. Hall and other executive officers of the Company attended the Annual Meeting of Stockholders.

Committees Generally and Charters

As noted above, our Board has three standing committees: Audit, Compensation and Governance/Nominating, and all committee members have been determined by our Board to be independent under applicable standards. Our Board of Directors has approved a written charter for each committee which is reviewed annually and revised as appropriate. The table below provides 2012 committee information for each Board Committee:

Name	Audit	Compensation(1)	Governance/Nominating
Michael J. Bingle		X	X
Richard J. Bressler	X (Chair)
Raul E. Cesan		X
Karen E. Dykstra	X
Anne Sutherland Fuchs		X (Chair)	X
William O. Grabe			X (Chair)
Stephen G. Pagliuca
James C. Smith	X	X
Meetings Held in 2012:	5	5	5
(1)	During 2012 Mr. Smith served on the Compensation Committee until Mr. Cesan was appointed in June 2012.

Audit Committee

Gartner has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board has determined that both Ms. Dykstra and Mr. Bressler qualify as audit committee financial experts, as defined by the rules of the SEC, and that all members have the requisite accounting or related financial management expertise and are financially literate as required by the NYSE corporate governance listing standards.

Our Audit Committee serves as an independent body to assist in Board oversight of:

•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the Company’s Risk, Compliance and Internal Audit functions.

Additionally, the Committee:

•	is directly responsible for the appointment, compensation and oversight of our independent auditors;
•	approves the engagement letter describing the scope of the annual audit;
•	approves fees for audit and non-audit services;

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•	provides an open avenue of communication among the independent auditors, the Risk and Internal Audit functions, management and the Board;
•	resolves disagreements, if any, between management and the independent auditors regarding financial reporting for the purpose of issuing an audit report in connection with our financial statements; and
•	prepares the Audit Committee Report required by the SEC and included in this Proxy Statement on page 40 below.

The independent auditors report directly to the Audit Committee. By meeting with independent auditors and internal auditors, and operating and financial management personnel, the Audit Committee oversees matters relating to accounting standards, policies and practices, any changes thereto and the effects of any changes on our financial statements, financial reporting practices and the quality and adequacy of internal controls. Additionally our Internal Audit and Compliance function report directly to the Audit Committee. After each Audit Committee meeting, the Committee meets separately with the independent auditors and separately with the internal auditors, without management present.

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A toll-free phone number managed by a third party is available for confidential and anonymous submission of concerns relating to accounting, auditing and other illegal or unethical matters, as well as alleged violations of Gartner’s Code of Conduct or any other policies. All submissions are reported to the General Counsel and, in turn, to the Chairman of the Audit Committee. The Audit Committee has the power and funding to retain independent counsel and other advisors as it deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee has responsibility for administering and approving all elements of compensation for the Chief Executive Officer and other executive officers. It also approves, by direct action or through delegation, all equity awards, grants, and related actions under the provisions of our 2003 Long-Term Incentive Plan (the “2003 Plan”), and administers the 2003 Plan. The Compensation Committee is also responsible for:

•	participating in the evaluation of CEO performance (with the input and oversight of the Governance Committee and the Chairman of the Board);
•	approving the peer group established for executive compensation benchmarking purposes;
•	evaluating the independence of all compensation committee advisers; and
•	providing oversight in connection with company-wide compensation programs.

The Committee reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement, recommended its inclusion herein (and in our 2012 Annual Report on Form 10-K) and issued the related report to stockholders as required by the SEC (see Compensation Committee Report on page 35 below).

Exequity LLP (“Exequity”) was been retained by the Committee to provide information, analyses, and advice to the Compensation Committee during various stages of 2012 executive compensation planning. Exequity reports directly to the Compensation Committee chair. In the course of conducting its activities, Exequity attended meetings of the Committee and briefed the Compensation Committee on executive compensation trends generally.

The Committee has assessed the independence of Exequity, and has concluded that Exequity is independent and that its retention presents no conflicts of interest either to the Committee or the Company.

All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by its consultants. Please refer to the Compensation Discussion & Analysis beginning on page 14 for a more detailed discussion of the Committee’s activities with respect to executive compensation.

Compensation Committee Interlocks and Insider Participation. During 2012, no member of the Compensation Committee served as an officer or employee of the Company, was formerly an officer of the Company or had any relationship with the Company required to be disclosed under Transactions With Related Persons below. Additionally, during 2012, no executive officer of the Company: (i) served as a member of the compensation committee (or full board in the absence of such a committee) or as a director of another entity, one of whose executive officers served on our Compensation Committee; or (ii) served as a member of the compensation committee (or full board in the absence of such a committee) of another entity, one of whose executive officers served on our Board.

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Governance/Nominating Committee

Our Governance/Nominating Committee (the “Governance Committee”), considers such matters as:

•	the size, composition and organization of our Board;
•	the independence of directors and committee members under applicable standards;
•	our corporate governance policies, including our Board Principles and Practices;
•	the criteria for membership as a director and the selection of nominees for election to the Board;
•	committee assignments;
•	the form and amount of director compensation;
•	the performance evaluation of our CEO and management succession planning; and
•	the annual Board and committee performance evaluations.

While the Governance Committee has not specified minimum qualifications for candidates it recommends, it will consider the qualifications, skills, expertise, qualities, diversity, age, availability and experience of all candidates that are presented for consideration. The Board utilizes a concept of diversity that extends beyond race, gender and national origin to encompass the viewpoints, professional experience and other individual qualities and attributes of candidates that will enable the Board to select candidates who are best able to carry out the Board’s responsibilities and complement the mix of talent and experience represented on the Board. In connection with its annual evaluation, the Board considers the appropriateness of the qualifications of existing directors given then current needs.

Candidates for Board nomination may be brought to the attention of the Governance Committee by current Board members, management, stockholders or other persons. All potential new candidates are fully evaluated by the Governance Committee using the criteria described above, and then considered by the entire Board for nomination.

Director Candidates submitted by Stockholders: Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by writing to the Chairman of the Governance/Nominating Committee, c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212, and indicating the recommended candidate’s name, biographical data, professional experience and any other qualifications. In addition, stockholders wishing to propose candidates for election must follow our advance notice provisions. See Process for Submission of Stockholder Proposals for our 2014 Annual Meeting below.

Director Stock Ownership Guidelines

The Board believes directors should have a financial interest in the Company. Accordingly, each director is required to own at least 10,000 shares of our Common Stock. New directors have three years from election or appointment to comply with the policy as follows: 25% within one year of election or appointment; 50% within two years of election or appointment; and 100% within three years of election or appointment. We permit directors to apply deferred and unvested equity awards towards satisfying these requirements. All of our directors are in compliance with these guidelines.

Code of Ethics

Gartner has adopted a CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers, and a Code of Conduct, which applies to all Gartner officers, directors and employees. Annually, each officer and director affirms his or her compliance with the Code of Conduct. See Miscellaneous—Available Information below.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

Our Board, acting through the Governance Committee, is responsible for assembling for stockholder consideration each year a group of nominees that, taken together, has the experience, qualifications, attributes and skills appropriate and necessary to carry out the duties and responsibilities of, and to function effectively as, the board of directors of Gartner. The Governance Committee regularly reviews the composition of the board in light of the needs of the Company, its assessment of board and committee performance, and the input of stockholders and other key stakeholders. The Governance Committee looks for certain common characteristics in all nominees, including integrity, strong professional experience and reputation, a record of achievement, constructive and collegial personal attributes and the ability and commitment to devote sufficient time and effort to board service. In addition, the Governance Committee seeks to include on the board a complementary mix of individuals with diverse backgrounds and skills that will enable the board as a whole to effectively manage the array of issues it will confront in furtherance of its duties. These individual qualities can include matters such as experience in the technology industry; experience managing and operating large public companies; financial, accounting, executive compensation and capital markets expertise; and leadership skills and experience.

All of the nominees listed below are incumbent directors who have been nominated by the Governance Committee and Board for re-election, and have agreed to serve another term. For additional information about the nominees and their qualifications, please see General Information about our Board of Directors on page 4 above. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present Board to fill the vacancy. Each person elected as a director will continue to be a director until the 2014 Annual Meeting of Stockholders or a successor has been elected.

Michael J. Bingle	William O. Grabe
Richard J. Bressler	Eugene A. Hall
Raul E. Cesan	Stephen G. Pagliuca
Karen E. Dykstra	James C. Smith
Anne Sutherland Fuchs

RECOMMENDATION OF OUR BOARD

Our Board unanimously recommends that you vote FOR management’s nine nominees for election to the Board of Directors.

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EXECUTIVE OFFICERS

General Information about our Executive Officers

The following individuals were serving as our executive officers on April 1, 2013:

Name	Age as of date of Proxy Statement	Title
Eugene A. Hall	56	Chief Executive Officer & Director
Kendall B. Davis	44	Senior Vice President, End User Programs
Alwyn Dawkins	47	Senior Vice President, Gartner Events
David Godfrey	42	Senior Vice President, Worldwide Sales
Darko Hrelic	56	Senior Vice President & Chief Information Officer
Robin B. Kranich	42	Senior Vice President, Human Resources
Dale Kutnick	63	Senior Vice President, Executive Programs
Christopher J. Lafond	47	Executive Vice President & Chief Financial Officer
Lewis G. Schwartz	62	Senior Vice President, General Counsel & Corporate Secretary
Peter Sondergaard	48	Senior Vice President, Research
Per Anders Waern	51	Senior Vice President, Gartner Consulting
Michael Yoo	44	Senior Vice President, High Tech & Telecom Programs

Eugene A. Hall has been our Chief Executive Officer and a director since 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and services company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director.

Kendall B. Davis has been our Senior Vice President, End User Programs since May 2008. Prior thereto, he served as Senior Vice President, High Tech & Telecom Programs, and as Senior Vice President, Strategy, Marketing and Business Development. Prior to joining Gartner in 2005, Mr. Davis spent ten years at McKinsey & Company, where he was a partner assisting clients in the IT industry.

Alwyn Dawkins has been our Senior Vice President, Gartner Events, since May 2008. Previously at Gartner, he served as group vice president, Asia/Pacific Sales, based in Sydney, Australia, and prior thereto, as Group Vice President, Gartner Events, where he held global responsibility for exhibit and sponsorship sales across the portfolio of Gartner events. Prior to joining Gartner in 2002, Mr. Dawkins spent ten years at Richmond Events, culminating in his role as Executive Vice President responsible for its North American business.

David Godfrey has been our Senior Vice President, Worldwide Sales, since April 2010. Most recently, Mr. Godfrey was the leader of Gartner’s North American field sales, and prior to this role, he led Gartner’s Europe, Middle East and Africa (EMEA) and the Americas inside sales organizations. Before joining Gartner in 1999 as a sales executive, David spent seven years in business development at Exxon Mobil.

Darko Hrelic has been our Senior Vice President & Chief Information Officer since January 2007. Prior to joining Gartner, he spent five years at Automatic Data Processing, Inc., most recently as Vice President and Chief Technology Officer in ADP’s Employers Services Division. Prior to joining ADP, Mr. Hrelic spent over 21 years at IBM, principally at the TJ Watson Research Center.

Robin B. Kranich has been our Senior Vice President, Human Resources, since May 2008. Prior thereto, she served as Senior Vice President, End User Programs and as Senior Vice President, Research Operations and Business Development. During her more than 18 years at Gartner, Ms. Kranich has held various additional roles, including Senior Vice President and General Manager of Gartner EXP, Vice President and Chief of Staff to Gartner’s president and various sales and sales management roles. Prior to joining Gartner in 1994, Ms. Kranich was part of the Technology Advancement Group at Marriott International.

Dale Kutnick has been our Senior Vice President, Executive Programs since February 2007. Prior to that, he served as Senior Vice President and Director of Research. Prior to joining Gartner in 2005, Mr. Kutnick was the co-founder, Chairman of the Board and Research Director of Meta Group, Inc., where he spent 14 years. Prior to co-founding Meta, Mr. Kutnick was Executive Vice President, Research at Gartner, and Executive Vice President of Gartner Securities.

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Christopher J. Lafond has been our Executive Vice President & Chief Financial Officer since 2003. Prior thereto, he served as Chief Financial Officer for Gartner’s North America and Latin America operations, Group Vice President and North American Controller, Director of Finance, Vice President of Finance and Assistant Controller. Prior to joining Gartner in 1995, Mr. Lafond was Senior Financial Planner at International Business Machines Corporation and an analyst in fixed-income asset management at J.P. Morgan Investment Management.

Lewis G. Schwartz has been our Senior Vice President, General Counsel & Corporate Secretary since 2001. Prior to joining Gartner, Mr. Schwartz was a partner with the law firm of Shipman & Goodwin LLP, serving on the firm’s management committee. Before joining Shipman & Goodwin, Mr. Schwartz was a partner with Schatz & Schatz, Ribicoff & Kotkin, an associate at Skadden, Arps, Slate, Meagher & Flom in New York City, and an assistant district attorney in New York County (Manhattan).

Peter Sondergaard has been our Senior Vice President, Research since 2004. During his 23 years at Gartner, Mr. Sondergaard has held various roles, including Head of Research for the Technology & Services Sector, Hardware & Systems Sector, Vice President and General Manager for Gartner Research EMEA. Prior to joining Gartner, Mr. Sondergaard was research director at International Data Corporation in Europe.

Per Anders Waern has been our Senior Vice President, Gartner Consulting since January 2008. Since joining Gartner in 1998, Mr. Waern has held senior consulting roles principally in EMEA, and served most recently as head of Gartner’s global core consulting team. Prior to joining Gartner, Mr. Waern led corporate IT strategy at Vattenfall in Sweden.

Michael Yoo has been our Senior Vice President, High Tech & Telecom Programs since May 2008. Prior to assuming this role, he played a lead role at Gartner in developing and launching new role-based products for both technology providers and CIOs as the head of product development for the High-Tech & Telecom Programs team. Prior to joining Gartner in 2006, he spent four years as a management consultant at McKinsey & Company, serving clients in the high-tech industry. He spent the first ten years of his career as a research physicist, leading nanotechnology research and development efforts at IBM Research, Philips Research and Bell Laboratories.

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COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis, or “CD&A”, describes and explains compensation awarded to, earned by, or paid to: Eugene A. Hall, our Chief Executive Officer; Christopher J. Lafond, our Executive Vice President & Chief Financial Officer; and our next three most highly compensated executive officers - Lewis G. Schwartz, our SVP, General Counsel & Corporate Secretary; Dale Kutnick, our SVP, Executive Programs; and Per Anders Waern, our SVP, Gartner Consulting – in 2012. Collectively, we refer to these five individuals in this Proxy Statement as our “Named Executive Officers” or “NEOs.” The CD&A is organized into four sections:

•	The Executive Summary, which highlights our 2012 corporate performance, the importance of our Contract Value metric, our pay-for-performance approach and our compensation practices, all of which we believe are relevant to stockholders as they consider their votes on Proposal Two (advisory vote on executive compensation, or “Say-on-Pay”);

•	The Compensation setting process and decisions for 2012;

•	The Compensation Tables and narrative disclosures, which report and describe the compensation and benefit amounts paid to our NEOs in 2012; and

•	Other compensation policies and related information.

EXECUTIVE SUMMARY

2012 was another year of record achievements for Gartner:

•	We achieved year-over-year Contract Value, EBITDA*, Revenue and GAAP EPS growth of 14%, 13%, 12% and 24%, respectively, excluding the impact of foreign exchange.

•	Contract Value ended the year at a record $1,263 million. See discussion below.

•	Five year CAGR for both CV and EBITDA was 11%, and five-year CAGR for GAAP EPS was 21%.

•	Our Common Stock rose 32% in 2012, as compared to the S&P 500 and NASDAQ, which rose 13% and 16%, respectively.

•	Total stockholder return was 32%, 155% and 162% on a 1, 3 and 5 year basis, significantly out-performing the S&P 500 and NASDAQ indices for the corresponding periods, as well as our peer group selected for executive compensation planning.

•	In 2012, we returned almost $111 million to our stockholders through stock buybacks.

The charts on the following page show CV and Revenue, EBITDA and GAAP EPS at each of fiscal years 2006 – 2012, and a Comparison of Gartner’s cumulative 5 – year total stockholder return as compared to the Peer Group, the S&P 500 and the NASDAQ indices.

*In this Proxy Statement, EBITDA refers to Normalized EBITDA, which represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense and acquisition-related adjustments.

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Gartner 2012 Performance Charts (CV, Revenue and EBITDA $ in millions)

$1,800 $1,600 $600 $800 $1,000 $1,200 $1,400 2006 2007 2008 2009 2010 2011 2012 CV Revenue

$350 $300 $250 $200 $150 $100 2006 2007 2008 2009 2010 2011 2012 EBITDA

$2.00 $1.50 $1.00 $0.50 $0.00 2006 2007 2008 2009 2010 2011 2012 GAAP EPS

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$300 $250 $200 $150 $100 $50 $0 FYE 2007 FYE 2008 FYE 2009 FYE 2010 FYE 2011 FYE 2012 Comparison of Gartner Cumulative Five Year Total Stockholder Return GartnerProxy Peer GroupNASDAQS&P

Contract Value – A Key Long - Term Performance Metric

Contract Value is the single most important performance metric to focus our executives on driving long - term success for our business and stockholders. Contract Value (“CV”) represents the value attributable to all of our subscription-related research products that recognize revenue on a ratable basis. CV is calculated as the annualized value of all subscription research contracts in effect at a specific point in time, without regard to the duration of the contract.

CV is the appropriate measure of long – term performance due to the nature of our Research subscription business. Our Research business is our largest business segment (70% of 2012 gross revenues) with our highest margins (68% for 2012), and our Research client retention (83% in 2012) and retained contract value (99% wallet retention in 2012) are extremely high. Therefore, CV measures revenue that is highly likely to recur over a multi-year period.

For these reasons, we utilize CV in both our short - term (weighted 50%) and long - term (weighted 100%) incentive compensation plans. Growing CV drives long – term corporate performance and long-term stockholder value due to these unique circumstances. As such, all Gartner executives and associates are focused at all times on growing CV. This, coupled with the fact that our investors are also focused on this metric, ensures that we are aligned on the long - term success of the Company.

Key Attributes of our Executive Compensation Program

Our NEO compensation is heavily dependent upon achievement of corporate objectives and increased stockholder value, as discussed in greater detail below and illustrated by the pie charts on page 20. The key features of our executive compensation program are the following:

▪	Ninety percent of our CEO’s target executive compensation (81% in the case of our CFO and 75% in the case of our other executive officers) is in the form of performance – based bonus and equity awards.
▪	80% of our CEO’s compensation is in the form of equity awards (not less than 57% in the case of other executive officers).
▪	70% of executive equity awards are in the form of performance restricted stock units, and 100% of executive bonus awards are performance-based. These awards are subject to forfeiture in the event the Company fails to achieve performance objectives established by our Compensation Committee.
▪	Earned equity awards may increase or decrease in value based upon stock price movement during the vesting period.
▪	The remaining 30% of executive equity awards are in the form of stock appreciation rights which only have value if our stock price increases from the grant date price.
▪	In 2012, target performance objectives for both executive equity and bonus awards were tied to achievement of the Company’s operating plan, which was based upon double digit growth in these objectives.

This compensation plan design has successfully motivated senior management to drive outstanding corporate performance since it was first implemented in 2006, as illustrated by the charts above.

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Compensation and Related Practices

We believe that our compensation and related practices motivate our executives to achieve our operating plans, encourage retention, ensure that our executive officers execute our corporate strategy without taking undue risks and are consistent with prevailing “best practices” trends. These practices include the following:

•	We have an independent Compensation Committee.
•	We have an independent compensation consultant that reports directly to the Compensation Committee.
•	Our executive compensation programs are subject to a thorough oversight process that entails Compensation Committee review and approval of program design and practices; benchmarking against external practices and peer group data; and advice from our compensation consultant.
•	All executive officers are at will employees.
•	Other than our CEO, no executive officer has an employment agreement.
•	Our CEO’s employment agreement provides for a “double trigger” for severance benefits payable upon a change in control.
•	We do not provide excise tax gross up payments in connection with change in control benefits or executive perquisites.
•	All equity awards vest 25% per year over 4 years, commencing on the first anniversary of grant, and subject to continued employment on each vesting date, thereby encouraging retention and ensuring that executive rewards align with stockholder value creation over the long-term.
•	The potential annual payout on incentive compensation elements is limited to 2 times the target amounts for all executive officers, and is also subject to forfeiture if minimum targets are not met.
•	Each year we assess the risk inherent in our compensation and benefit programs, both at the executive level and company-wide, and we have concluded that our programs do not create any unreasonable risks for the Company.
•	Our equity plan prohibits the repricing of stock options and the surrender of any outstanding options for the grant of a new option with a lower exercise price without stockholder approval.
•	Our equity plan also prohibits the granting of options with an exercise price less than the fair market value of the Company’s common stock on the date of grant.
•	Our policy on the timing of equity award grants prohibits grants to executive officers during closed trading windows.
•	Our insider trading policy prohibits hedging and pledging transactions in company securities and requires pre-clearance before any executive officer may engage in any transactions in our Common Stock.
•	We have robust stock ownership guidelines for our executive officers.
•	Our Code of Conduct mandates ethical and legal behavior standards for all employees, wherever located, and we seek annual affirmations of compliance from all employees, including executive officers and directors.

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COMPENSATION SETTING PROCESS FOR 2012

This discussion explains:

•	the objectives of the Company’s compensation policies;
•	what the compensation program is designed to reward;
•	each element of compensation and why the Company chooses to pay each element;
•	how the Company determines the amount (and, where applicable, the formula) for each element to pay; and
•	how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

The Objectives of the Company’s Compensation Policies

The objectives of our compensation policies are threefold:

•	to attract, motivate and retain highly talented, creative and entrepreneurial individuals by paying market-based compensation;
•	to motivate our executives to maximize the performance of our Company through pay-for-performance compensation components based on the achievement of corporate performance targets that are aggressive, but attainable, given economic conditions; and
•	to ensure that, as a public company, our compensation structure and levels are reasonable from a stockholder perspective.

What the Compensation Program Is Designed to Reward

Our guiding philosophy is that the more executive compensation is linked to corporate performance, the stronger the inducement is for management to strive to improve Gartner’s performance. In addition, we believe that the design of the total compensation package must be competitive with the marketplace from which we hire our executive talent in order to achieve our objectives and attract and retain individuals who are critical to our long-term success. Our compensation program for executive officers is designed to compensate individuals for achieving and exceeding corporate performance objectives. We believe this type of compensation encourages outstanding team performance (not simply individual performance), which builds stockholder value.

Both short-term and long-term incentive compensation is earned by executives only upon the achievement by the Company of certain measurable performance objectives that are deemed by the Compensation Committee and management to be critical to the Company’s short-term and long-term success. The amount of compensation ultimately earned will increase or decrease depending upon Company performance and the underlying price of our Common Stock (in the case of long-term incentive compensation).

Each Element of Compensation and Why the Company Chooses to Pay Each Element

Principal Compensation Elements. To achieve the objectives noted above, we have designed executive compensation to consist of three principal elements:

•	base salary;
•	short-term incentive compensation (cash bonuses); and
•	long-term incentive compensation (equity awards under our 2003 Long-Term Incentive Plan).

We pay competitive salaries to attract and retain the executive talent necessary to develop and implement our corporate strategy and business plan. We pay short-term and long-term incentive compensation to motivate our executives to generate outstanding performance, to align compensation paid with proven results that benefit our stockholders, and to make our executives stakeholders in the success of our Company. In addition, we provide perquisites to our executive officers, including life and long-term disability insurance, similar to those provided to other employees.

How the Company Determines Executive Compensation

In General

The Company set aggressive performance goals in planning 2012 executive compensation. In order for our executives to earn target compensation, the Company needed to exceed double digit growth in two key performance metrics, as discussed in greater detail below.

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The Compensation Committee established performance objectives for short-term (bonus) and long-term (equity) incentive awards at levels that it believed would motivate performance and be adequately challenging. The target performance objectives were intended to compel the level of performance necessary to enable the Company to achieve its operating plan for 2012, despite an uncertain global economic environment.

As in prior years, the short- and long-term incentive compensation elements provided executives with opportunities to increase their total compensation package based upon the over-achievement of corporate performance objectives; similarly, in the case of under-achievement of corporate performance objectives, the value of these incentive elements would fall below their target value (with the possibility of total forfeiture of the short-term element and 70% of the long-term element), and total compensation would decrease correspondingly. We assigned greater weight to the long-term incentive compensation element, as compared to the salary and short-term elements, in order to promote decision-making that would deliver top corporate performance, align management to stockholder interests and retain executives. Potential or actual gains or losses from previously granted long-term awards did not impact decisions pertaining to the 2012 compensation elements or the 2012 aggregate executive compensation package.

Salary, short-term and long-term incentive compensation levels for executive officers (other than the CEO) are recommended by the CEO and subject to approval by the Compensation Committee. In formulating his recommendation to the Compensation Committee, the CEO undertakes a performance review of these executives and considers input from human resources personnel at the Company, input from the compensation consultant and benchmarking data (discussed below).

Salary, short-term and long-term incentive compensation levels for the CEO’s compensation are established by the Compensation Committee within the parameters of Mr. Hall’s employment agreement with the Company. In making its determination with respect to Mr. Hall’s compensation, the Compensation Committee: evaluates his performance in conjunction with the Governance Committee and after soliciting additional input from the Chairman of the Board and other directors; considers input from the Committee’s compensation consultant; and reviews benchmarking data pertaining to CEO compensation practices at other relevant companies. See Employment Agreements with Executive Officers – Mr. Hall below for a detailed discussion of Mr. Hall’s agreement.

Effect of Stockholder Advisory Vote, or Say on Pay

Proposal Two contained in this Proxy Statement represents the request by the Board for a stockholder advisory vote on executive compensation as required by Section 14A of the Exchange Act (which was added by the Dodd-Frank Act). At the 2012 Annual Meeting, our Say on Pay proposal received the approval of 90.5% of our outstanding shares, and 99% of the shares voted.

The Board has resolved to present Say on Pay proposals to stockholders on an annual basis, respecting the sentiment of our stockholders. The Company and the Compensation Committee will consider the results of this year’s advisory Say on Pay proposal in future executive compensation planning activities.

Benchmarking

Executive compensation planning for 2012 began mid-year in 2011. Our Compensation Committee commissioned Exequity, an independent compensation consultant, to perform a competitive analysis of our executive compensation practices (the “Executive Compensation Review”). The independent compensation consultant’s findings were considered by the Compensation Committee and by management in planning our 2012 executive compensation program. The Executive Compensation Review reported comparative data pertaining to compensation paid to individuals occupying senior executive positions at other companies that operate within our industry and are of comparable size (the “Peer Group”).

The Peer Group for benchmarking purposes comprised a community of 15 publicly - traded high tech companies that approximate Gartner in size (in terms of revenues, market capitalization and number of employees) and with whom Gartner competes for executive talent. The Peer Group consisted of the following companies:

Adobe Systems Incorporated	IHS Inc.
Autodesk, Inc.	Intuit Inc
BMC Software Inc.	Moody’s Corporation
Cadence Design Systems, Inc.	Nuance Communications, Inc.
Citrix Systems, Inc.	Parametric Technology Corporation
Compuware Corporation	Salesforce.com, Inc.
Dun & Bradstreet Corporation	VeriSign, Inc.
Equifax Inc.

Management and the Compensation Committee concluded that the Peer Group was appropriate for 2012 planning purposes given size, financial performance, labor market and operating comparability.

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The Compensation Committee reviewed the 25th, 50th, and 75th percentile market data for the Peer Group in comparison to Gartner’s pay levels. The Committee reviewed the data without targeting an exact percentile; Gartner historically has paid above median total compensation for above median performance. In addition, it is our philosophy to pay a greater percentage of total compensation in long-term incentives rather than in short-term base salary and bonus.

The Executive Compensation Review disclosed the percentile rank, as compared to Peer Group median (50%), for Base Salary, Target Bonus, Long-Term Incentive award, and Total Target Compensation (total cash compensation (base salary and target bonus) plus long-term incentive award). The table below summarizes the competitive positioning of these elements from the Executive Compensation Review (by percentile) for our Chief Executive Officer, our Chief Financial Officer and our Named Executive Officers as a group as compared to the Peer Group data:

Officer	Base Salary	Target Bonus	Long-Term Incentive Award	Target Total Compensation (Base Salary, Target Bonus and Long-Term Incentive Award)
CEO	38%	22%	68%	66%
CFO	37%	17%	64%	55%
NEOs	26%	6%	49%	41%

In addition, the Compensation Committee considered survey data for positions other than the CEO and CFO to ensure a sufficient sampling of benchmark data for each position. Survey data uses 23 companies from the technology sector selected based on size to be comparable with Gartner; revenues range between $1 and $3 billion. For positions other than the CEO and CFO, Gartner’s remaining NEOs fell between the 50th and 75th percentile of the survey data.

The Compensation Committee reviewed the pay levels being extended to each of our NEOs in relation to both the Peer Group data (per the Executive Compensation Review) and survey data and concluded that they were reasonable.

Executive Compensation Elements Generally

The following pie charts illustrate the relative mix of target compensation elements for our executive officers. Long-term incentive compensation, which vests over a four year period commencing on the first anniversary of grant, consists of performance-based restricted stock units (PSUs) and stock appreciation rights (SARs), and represents a majority of the compensation we pay to our executive officers. We allocate more heavily to long-term incentive compensation because we believe that it contributes to a greater degree to the delivery of top performance and the retention of employees than does cash and short-term compensation.

Target Compensation Mix

CEO	CFO	ALL OTHER

Salary, 10% Bonus, 10% PRSU, 56% SAR, 24% PRSU, 49% Salary, 19% Bonus, 11% SAR, 21% PRSU, 43% Salary, 25% Bonus, 14% SAR, 18%

Base Salary

We set base salaries of executive officers when they join the Company or are promoted to an executive role, by evaluating the responsibilities of the position, the experience of the individual and the marketplace in which we compete for the executive talent we need. In addition, where possible, we consider salary information for comparable positions for members of our Peer Group or other available benchmarking data. In determining whether to award salary merit increases, we consider published projected U.S. salary increase data for the technology industry and generally (sources include Buck Consultants, Towers Watson and WorldatWork survey reports among others), as well as available world-wide salary increase data. Mr. Hall’s salary increase is established each year by the Compensation Committee, in accordance with the terms of Mr. Hall’s employment agreement and after completion of Mr. Hall’s performance evaluation for the preceding year.

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In 2012, a company-wide 3% merit increase was instituted, which was applied against all elements of executive compensation for all executive officers.

Short-Term Incentive Compensation (Cash Bonuses)

All bonuses to executive officers are awarded pursuant to Gartner’s stockholder - approved Executive Performance Bonus Plan. This plan is designed to motivate executive officers to achieve goals relating to the performance of Gartner, its subsidiaries or business units, or other objectively determinable goals, and to reward them when those objectives are satisfied. We believe that the relationship between proven performance and the amount of short-term incentive compensation paid promotes, among executives, decision-making that increases stockholder value and promotes Gartner’s success. Bonuses awarded under this plan to eligible employees are designed to qualify as deductible performance-based compensation within the meaning of Code Section 162(m).

In 2012, bonus targets for all executive officers, including Mr. Hall, were based solely upon achievement of 2012 company-wide financial performance objectives (with no individual performance component) and were pegged to the 2012 operating plan. The financial objectives and weightings used for 2012 executive officer bonuses were:

•	2012 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which measures overall profitability from business operations (weighted 50%), and
•	Contract Value (CV) at December 31, 2012 (weighted 50%) measured on a foreign exchange neutral basis.

See discussion of CV on page 16. Management and our Compensation Committee continue to believe that EBITDA and CV are the most significant measurements of profitability and long term business growth for our Company, respectively. They have been successfully used for several years as performance metrics applicable to short term incentive compensation that drive business performance (see charts on pages 15 - 16) and that motivate executive officers to achieve outstanding performance.

For 2012, each executive officer was assigned a bonus target that was expressed as a percentage of salary and varied from 50% to 100% of salary depending upon the executive’s level of responsibility. Since salaries were increased by 3%, target bonuses likewise increased by 3% as compared to 2011 levels. With respect to our NEOs, 2012 bonus targets, as a percentage of base salary, were 100% for Mr. Hall and 60% for each of Messrs. Lafond, Schwartz, Kutnick and Waern.

The chart below sets forth:

•	target EBITDA and CV (achievement of which would result in 100% payment for that weighted element);
•	year over year growth represented by each target objective;
•	EBITDA and CV minimum (below which 0 weight would be attributable to that element and at which 50% weight would be attributable to that element);
•	EBITDA and CV maximum (at and above which 200% weight would be attributable to that element);
•	actual 2012 EBITDA and CV at December 31, 2012; and
•	actual year over year growth for EBITDA and CV in 2012 (measured at December 31).

Performance Objective/ Weight	Target (100%)	Target Growth YOY	< Minimum (0%)	=/> Maximum (200%)	Actual	Actual Growth YOY
2012 EBIT.DA/50%	$319 million	14%	$251 million	$350 million	$315 million	13%
12/31/12 Contract Value/50%	$1,261 million	14%	$997 million	$1,307 million	$1,263 million	14%

In 2012, the Company slightly exceeded the CV performance objective and ended the year 1 percent lower than the EBITDA target performance objective. Based on this, the Compensation Committee determined that earned cash bonuses for executive officers were 99.4% of target bonus amounts as set forth above. Awards are adjusted on a linear basis between Minimum and Target, and Target and Maximum. These bonuses were paid in February 2013. See Summary Compensation Table – Non-Equity Incentive Plan Compensation for the amount of cash bonuses earned by our Named Executive Officers in 2012. While the Compensation Committee has discretion to eliminate or reduce a bonus award, it did not take any such action in 2012.

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Long-Term Incentive Compensation (Equity Awards)

Promoting stock ownership is a key element of our compensation program philosophy. Stock-based incentive compensation awards – especially when they are assigned a combination of performance and time-based vesting criteria – induce enhanced performance, promote retention of executive officers and align executives’ personal rewards with long-term stock price appreciation, thereby integrating management and stockholder interests. We have evaluated different types of long-term incentives based on their motivational value, cost to the Company and appropriate share utilization under our stockholder-approved 2003 Long-Term Incentive Plan (“2003 Plan”). At the present time, our annual grants of long-term incentive awards to executives consist of stock-settled stock appreciation rights (“SARs”) and performance-based restricted stock units (“PSUs”).

SARs permit executives to benefit from an increase in stock price over time. SAR value can be realized only after the SAR vests. Our SARs are stock-settled and may be exercised seven years from grant. When the SAR is exercised, the executive receives shares of our Common Stock equal in value to the aggregate appreciation in the price of our Common Stock from the date of grant to the exercise date for all SARs exercised. Therefore, SARs only have value to the extent the price of our Common Stock exceeds the grant price of the SAR. In this way, SARs motivate our executives to increase stockholder value and thus align their interests with those of our stockholders.

PSUs offer executives the opportunity to receive our Common Stock contingent on the achievement of performance goals and continued service over the vesting period. PSU recipients are eligible to earn a target fixed number of restricted stock units if and to the extent stipulated one-year performance goals are achieved. They can earn more units if the Company over-performs (up to 200% of their target number of units), and they will earn fewer units (and potentially none) if the Company under-performs. Shares of Common Stock subject to earned PSU awards are released to the executive on the date they vest. Released shares have value even if our Common Stock price does not increase, which is not the case with SARs. Accordingly, PSUs encourage executives to increase stockholder value while promoting executive retention over the long-term.

Consistent with weightings in prior years, 30% of each executive’s long-term incentive compensation award value was granted in SARs and 70% was granted in PSUs. PSUs deliver value utilizing fewer shares since the executive can earn the full share rather than just the appreciation in value over the grant price (as is the case with SARs). Additionally, the cost efficiency of PSUs enhances the Company’s ability to conservatively utilize the 2003 Plan share pool, which is why we convey a larger portion of the 2012 overall long-term incentive compensation value in PSUs rather than in SARs. For purposes of determining the number of SARs awarded, the allocated SAR award value is divided by the Black-Scholes-Merton valuation on the date of grant using assumptions appropriate on that date. For purposes of determining the target number of PSUs awarded, the allocated target PSU award value is divided by the closing price of our Common Stock on the date of grant as reported by the New York Stock Exchange.

Both SARs and PSUs vest 25% per year commencing one (1) year from grant and on each anniversary thereof, subject to continued service on the vesting date. We believe that this vesting schedule effectively focuses our executives on delivering long-term value growth for our stockholders.

Consistent with other elements of 2012 executive compensation, the 2012 target award grant date value (PSUs and SARs) to all executive officers was increased by 3% as compared to 2011 target award grant date value.

The Compensation Committee approved CV as the performance measure underlying PSUs awarded in 2012. As noted in the discussion on page 16, we believe that CV is the best performance metric to measure the long – term prospects of our business. Because of the long-term focus inherent in the CV measure, CV growth is measured over a one year period for purposes of the PSU award, but the award has an additional three year time vesting component.

The chart below sets forth:

•	target CV (achievement of which would result in 100% of the target number of PSUs becoming eligible to vest);
•	year over year growth represented by target CV;
•	CV minimum (below which 0 target PSUs would vest and at which 50% of the target PSUs would vest);
•	CV maximum (at and above which 200% of target PSUs would vest);
•	actual CV at December 31, 2012; and
•	actual year over year growth for CV in 2012 (measured at December 31).
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Performance Objective (measured at 12/31/12)	Target (100%)	Target Growth YOY	<Minimum (0%)	Maximum (200%)	Actual	Actual Growth YOY
Contract Value	$1,261 million	14%	$997 million	$1,307 million	$1,263 million	14%

As noted above, in 2012 actual CV was $1,263 million, slightly exceeding the target amount. Based on this, the Compensation Committee determined that 104.3% of the target number of PSUs awarded would be awarded. Awards are adjusted on a linear basis between Minimum and Target, and Target and Maximum. The PSUs were adjusted by this factor in February 2013 after certification of the achievement of this performance measure by the Compensation Committee. See Grants of Plan-Based Awards Table – Possible Payouts Under Equity Incentive Plan Awards and accompanying footnotes below for the actual number of SARs and PSUs awarded to our Named Executive Officers in 2012.

No performance objectives for any PSU intended to qualify under Code Section 162(m) (i.e., awards to executive officers) may be modified by the Committee. While the Committee does have discretion to modify other aspects of the awards (subject to the terms of the 2003 Plan), no modifications were made in 2012.

Additional Compensation Elements

We maintain a non-qualified deferred compensation plan for our highly compensated employees, including our executive officers, to assist eligible participants with retirement and tax planning by allowing them to defer compensation in excess of amounts permitted to be deferred under our 401(k) plan. This plan allows eligible participants to defer up to 50% of base salary and/or 100% of bonus to a future period. In addition, as a further inducement to participation in this plan, the Company presently matches contributions by executive officers, subject to certain limits. For more information concerning this plan, see Non-Qualified Deferred Compensation Table and accompanying narrative and footnotes below.

In order to further achieve our objective of providing a competitive compensation package with great retention value, we provide various other benefits to our executive officers that we believe are typically available to, and expected by, persons in senior business roles. Our basic executive perquisites program includes 35 days paid time off (PTO) annually, severance and change in control benefits (discussed below) and relocation services where necessary due to a promotion. Mr. Hall’s perquisites, severance and change in control benefits are governed by his employment agreement with the Company, which is discussed in detail below under Employment Agreements With Executive Officers – Mr. Hall. For more information concerning perquisites, see Other Compensation Table and accompanying footnotes below.

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COMPENSATION TABLES AND NARRATIVE DISCLOSURES

All compensation data contained in this Proxy Statement is stated in U.S. Dollars.

Summary Compensation Table

This table describes compensation earned by our CEO, CFO and next three most highly compensated executive officers (the “Named Executive Officers”) in the years indicated. As you can see from the table and consistent with our compensation philosophy discussed above, long - term incentive compensation in the form of equity awards comprises a significant portion of total compensation.

Name and Principal Position	Year	Base Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1), (3)	All Other Compensation (4)	Total
Eugene A. Hall, Chief Executive Officer (CEO) (5)	2012	793,343	4,407,398	1,888,886	794,367	114,209	7,998,203
	2011	770,236	4,279,034	1,833,872	961,322	126,647	7,971,111
	2010	745,982	4,154,405	1,780,457	1,407,140	90,360	8,178,344
Christopher J. Lafond, EVP & Chief Financial Officer (CFO)	2012	464,683	1,228,409	526,464	279,170	37,669	2,536,395
	2011	451,148	1,192,664	511,142	337,844	43,318	2,536,116
	2010	435,733	1,157,929	496,255	494,520	36,293	2,620,730
Lewis G. Schwartz, SVP, General Counsel & Corporate Secretary	2012	416,808	613,429	262,901	250,408	46,333	1,589,879
	2011	404,668	595,589	255,253	303,037	50,947	1,609,494
	2010	390,606	578,237	247,821	443,571	40,401	1,700,636
Dale Kutnick, SVP, Executive Programs	2012	368,933	613,429	262,901	221,646	41,845	1,508,754
	2011	358,188	595,589	255,253	268,230	45,869	1,523,129
	2010	345,480	578,237	247,821	392,623	36,402	1,600,563
Per Anders Waern, SVP, Gartner Consulting	2012	368,933	613,429	262,901	221,646	36,853	1,503,762
	2011	358,188	595,589	255,253	268,230	162,842	1,640,102
	2010	345,521	578,237	247,821	392,580	67,223	1,631,382

(1)	All Named Executive Officers elected to defer a portion of their 2012 salary and/or 2012 bonus under the Company’s Non-Qualified Deferred Compensation Plan. Amounts reported include the 2012 deferred portion. See Non-Qualified Deferred Compensation Table below.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for performance restricted stock units, or PSUs (Stock Awards), and for stock-settled stock appreciation rights, or SARs (Option Awards) granted to the Named Executive Officer in 2012. The value reported for the PSUs is based upon the probable outcome of the performance objective as of the grant date, which is consistent with the grant date estimate of the aggregate compensation cost to be recognized over the service period, excluding the effect of forfeitures, or the target grant date award value. The potential maximum value of the PSUs, assuming attainment of the highest level of the performance conditions, is 200% of the target value, and all PSUs are subject to forfeiture. There were no forfeitures applicable to the Named Executive Officers in 2012. See Note 8 – Stock-Based Compensation in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information.

(3)	Represents performance-based cash bonuses earned at December 31 of the applicable year and paid in the following February. See footnote (1) to Grants of Plan-Based Awards Table below for additional information.

(4)	See Other Compensation Table below for additional information.

(5)	Mr. Hall is a party to an employment agreement with the Company. See Employment Agreements With Executive Officers – Mr. Hall below.

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Other Compensation Table

This table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Company Match Under Defined Contribution Plans (1)	Company Match Under Non-qualified Deferred Compensation Plan (2)	Other (3)	Total
Eugene A. Hall	2012	9,250	63,387	41,572	114,209
	2011	9,050	80,495	37,102	126,647
	2010	9,050	52,202	29,108	90,360

Christopher J. Lafond	2012	9,250	25,301	3,118	37,669
	2011	9,050	31,227	3,041	43,318
	2010	9,050	20,892	6,351	36,293

Lewis G. Schwartz	2012	9,250	21,994	15,089	46,333
	2011	9,050	27,330	14,567	50,947
	2010	9,050	18,027	13,324	40,401

Dale Kutnick	2012	9,250	18,687	13,908	41,845
	2011	9,050	23,432	13,387	45,869
	2010	9,050	15,163	12,189	36,402

Per Anders Waern	2012	9,250	18,687	8,916	36,853
	2011	9,050	23,431	130,361	162,842
	2010	9,050	15,166	43,007	67,223

(1)	Represents the Company’s 4% matching contribution and a discretionary 1% profit sharing contribution made in 2012 to the Named Executive Officer’s 401(k) account (subject to limitations). The discretionary profit sharing contribution was paid in January 2012 on account of 2011 profits.

(2)	Represents the Company’s matching contribution to the executive’s contributions to our Non-Qualified Deferred Compensation Plan. See Non-Qualified Deferred Compensation Table below for additional information.

(3)	In addition to specified perquisites and benefits, includes other perquisites and personal benefits provided to the executive, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the executive. In 2012 Mr. Hall received a car allowance of $26,592 per the terms of his employment agreement.

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Grants of Plan-Based Awards Table

This table provides information about awards made to our Named Executive Officers in 2012 pursuant to non-equity incentive plans (our short-term incentive cash bonus program) and equity incentive plans (performance restricted stock units (PSUs) and stock appreciation rights (SARs) awards comprising long-term incentive compensation under our 2003 Plan).

		Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Possible Payouts Under Equity Incentive Plan Awards (2)			Exercise	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (# )	Maximum (# PSUs)	or Base Price of Option Awards ($/Sh) ($)(3)	Value of Stock and Option Awards ($)(4)
Eugene A. Hall	2/9/12	-	-	-	0	116,567 PSUs	233,134	-	4,407,398
	2/9/12	-	-	-	-	145,413 SARs	-	37.81	1,888,886
	-	0	799,162	1,598,324	-	-	-	-	-

Christopher J. Lafond	2/9/12	-	-	-	0	32,489 PSUs	64,978	-	1,228,409
	2/9/12	-	-	-	-	40,529 SARs	-	37.81	526,464
	-	0	280,855	561,710	-	-	-	-	-

Lewis G. Schwartz	2/9/12	-	-	-	0	16,224 PSUs	32,448	-	613,429
	2/9/12	-	-	-	-	20,239 SARs	-	37.81	262,901
	-	0	251,919	503,838	-	-	-	-	-

Dale Kutnick	2/9/12	-	-	-	0	16,224 PSUs	32,448	-	613,429
	2/9/12	-	-	-	-	20,239 SARs	-	37.81	262,901
	-	0	222,984	445,968	-	-	-	-	-

Per Anders Waern	2/9/12	-	-	-	0	16,224 PSUs	32,448	-	613,429
	2/9/12	-	-	-	-	20,239 SARs	-	37.81	262,901
	-	0	222,984	445,968	-	-	-	-	-

(1)	Represents cash bonuses that could have been earned in 2012 based solely upon achievement of specified financial performance objectives for 2012 and ranging from 0% (threshold) to 200% (maximum) of target (100%). Bonus targets (expressed as a percentage of base salary) were 100% for Mr. Hall, and 60% for each of Messrs. Lafond, Schwartz, Kutnick and Waern. Actual bonuses earned in 2012 by Named Executive Officers and paid in February 2013 were adjusted to 99.4% of their target bonus as follows: Mr. Hall - $794,367; Mr. Lafond - $279,170; Mr. Schwartz – $250,408; and Messrs. Kutnick and Waern - $221,646. These amounts are reported under Non-Equity Incentive Plan Compensation in the Summary Compensation Table. See Short-Term Incentive Compensation (Cash Bonuses) in the CD&A for additional information.

(2)	Represents the number of performance-based Restricted Stock Units (PSUs) and stock-settled Stock Appreciation Rights (SARs) awarded on February 9, 2012 under our 2003 Plan. The target number of PSUs (100%) originally awarded on that date was subject to adjustment ranging from 0% (threshold) to 200% (maximum) based solely upon achievement of a specified financial performance objective, and was adjusted to 104.3% of target in February 2013. The adjusted number of PSUs awarded was: Mr. Hall — 121,579; Mr. Lafond — 33,886; and Messrs. Schwartz, Kutnick and Waern — 16,922. The number of SARs was fixed on the award date. The PSUs and SARs vest 25% per year commencing one year from grant, or February 9, 2013, subject to continued employment on the vesting date. See Long-Term Incentive Compensation (Equity Awards) in the CD&A for additional information.

(3)	Represents the closing price of our Common Stock on the New York Stock Exchange on the grant date.

(4)	See footnote (2) to the Summary Compensation Table.

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Employment Agreements with Executive Officers

Only our Chief Executive Officer, Mr. Hall, is a party to long-term employment agreement with the Company.

Mr. Hall – Employment Agreement

In April 2011, the Company entered into an Amended and Restated Employment Agreement with Mr. Hall pursuant to which Mr. Hall agreed to continue to serve as chief executive officer of the Company (the “2011 CEO Agreement”).

The 2011 CEO Agreement has a term of five years (expiring December 31, 2016), with automatic one year renewals commencing on the fifth anniversary, and continuing each year thereafter, unless either party provides the other with at least 60 days prior written notice of an intention not to extend the term. Under the 2011 CEO Agreement, Mr. Hall is entitled to:

•	an annual base salary, subject to adjustment on an annual basis by the Compensation Committee;

•	an annual target bonus under the Company’s executive bonus program equal to 100% of annual base salary, and payable based upon achievement of specified Company and individual objectives. The actual bonus paid may be higher or lower than target based upon over- or under- achievement of these objectives, subject to a maximum actual bonus of 200% of base salary;

•	an annual long-term incentive award with an aggregate value on the date of grant (assuming applicable performance goals will be satisfied at target) at least equal to $7,665,667 minus the sum of base salary and target bonus for the year of grant (the “Annual Incentive Award”). The Annual Incentive Award will be 100% unvested on the date of grant, and vesting will depend upon the achievement of performance goals to be determined by the Compensation Committee. The terms and conditions of each Annual Incentive Award will be determined by the Compensation Committee, and will be divided between restricted stock units (RSUs) and stock appreciation rights (SARs). The number of RSUs initially granted each year will be based upon the assumption that specified Company objectives set by the Compensation Committee will be achieved, and may be adjusted so as to be higher or lower than the number initially granted for over- or under- achievement of such specified Company objectives; and

•	all benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability.

In addition, Mr. Hall is entitled to be nominated for election to the board of directors during his employment term.

Termination and Related Payments – Mr. Hall

Mr. Hall’s employment is at will and may be terminated by him or us upon 60 days’ notice. If we terminate Mr. Hall’s employment involuntarily (other than within 24 months following a Change In Control (defined below)) and without Business Reasons (as defined in the 2011 CEO Agreement) or a Constructive Termination (as defined in the 2011 CEO Agreement) occurs, or if the Company elects not to renew the 2011 CEO Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the 2011 CEO Agreement, then Mr. Hall will be entitled to receive the following benefits:

•	base salary and paid time off (“PTO”) accrued through the termination date, plus continued base salary for a period of 36 months following the termination date, paid in accordance with the Company’s regular payroll schedule;

•	any earned but unpaid bonus from the prior fiscal year which will be paid at the same time as bonuses for such fiscal year are paid to other Company executives;

•	300% of the average of Mr. Hall’s earned annual bonuses for the three years preceding the year in which the termination date occurs, payable in a lump sum;

•	36 months’ continued vesting in accordance with their terms (including achievement of applicable performance objectives) of all outstanding equity awards (all such awards with an exercise feature will remain exercisable for 30 days following the last day of such 36 month continued vesting period, subject to the maximum term of the award);

•	a lump sum payment in cash equal to the value of any ungranted, but due to be granted Annual Incentive Awards, multiplied by the percentage of such award that would vest within 36 months following termination (i.e., 75% in the case of a four year vesting period); and
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•	a monthly payment equal to the monthly COBRA premium payable by Mr. Hall to continue the group health coverage in effect on the date of termination for himself, his spouse and any children until Mr. Hall becomes covered under similar plans or for 36 months following termination, whichever occurs first.

Payment of severance amounts is conditioned upon execution of a general release of claims against the Company and compliance with 36 month non-competition and non-solicitation covenants set forth in the 2011 CEO Agreement. In certain circumstances, payment will be delayed for six months following termination under Code Section 409A.

Within 24 months of a Change In Control, if Mr. Hall’s employment is terminated involuntarily and without Business Reasons or a Constructive Termination occurs, or if the Company elects not to renew the 2011 CEO Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the 2011 CEO Agreement (i.e., double trigger), Mr. Hall will be entitled to receive the following benefits:

•	accrued base salary and PTO through the Change In Control date, plus any earned but unpaid bonus from the prior fiscal year, payable upon the Change In Control;

•	an amount equal to three times base salary then in effect plus an amount equal to three times target bonus for the fiscal year in which the Change In Control occurs, payable six months following termination;

•	a monthly payment equal to the monthly COBRA premium payable by Mr. Hall to continue the group health coverage in effect on the date of termination for himself, his spouse and any children until Mr. Hall becomes covered under similar plans or for 36 months following termination, whichever occurs first;

•	any ungranted, but due to be granted Annual Incentive Awards will be awarded; and

•	all unvested outstanding equity awards will vest in full, all performance goals or other vesting criteria will be deemed achieved at target levels and all stock options and SARs will be exercisable as to all covered shares.

Immediately upon a Change In Control, all unvested outstanding equity awards will vest in full, all performance goals or other vesting criteria will be deemed achieved at target levels and all stock options and SARs will be exercisable as to all covered shares. Additionally, any ungranted, but due to be granted Annual Incentive Awards will be awarded prior to consummation of the Change in Control.

Should any payments received by Mr. Hall upon a Change In Control constitute a “parachute payment” within the meaning of Code Section 280G, Mr. Hall may elect to receive either the full amount of his Change In Control payments, or such lesser amount as will ensure that no portion of his severance and other benefits will be subject to excise tax under Code Section 4999 of the Code. Additionally, certain payments may be delayed for six months following termination under Code Section 409A.

The 2011 CEO Agreement utilizes the 2003 Plan definition of “Change In Control” which currently provides that a Change In Control will occur when (i) any person becomes the beneficial owner of 50% of our voting securities, (ii) there is a merger or consolidation of Gartner with another company and our outstanding securities represent less than 50% of the voting securities of the combined entity, (iii) there is a completed sale of all or substantially all of our assets and (iv) there is a change in the composition of our Board occurring within a one year period, as a result of which fewer than a majority of the directors on the board remain.

Termination and Related Payments – Other Executive Officers

 In the event of termination for cause, voluntary resignation or as a result of death, disability or retirement, no severance benefits are provided. In the event of termination without cause (including in connection with a Change In Control), each of our other executive officers will be entitled to receive the following severance benefits:

•	base salary then in effect for 52 weeks plus any unused PTO not to exceed 25 days (paid in accordance with the Company’s regular payroll schedule); and

•	reimbursement for COBRA premiums to continue group health benefits pursuant to our standard programs for the executive, the executive’s spouse and any children for 12 months after the termination date.

In order to receive severance benefits, the executive officers who are terminated are required to execute and comply with a separation agreement and release of claims in which, among other things, the executive reaffirms his or her commitment to confidentiality and non-competition obligations (that bind all employees for one year following termination of employment) and releases the Company from various employment-related claims. In addition, in the case of Named Executive Officers (other than Mr. Hall), severance will not be paid to any executive who refuses to accept an offer of comparable employment from Gartner or who does not cooperate or ceases to cooperate when being considered for a new position with Gartner, in each case as determined by the Company.

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In the event of a Change In Control, if the executive is terminated without cause within 12 months after the Change In Control, all of the executive’s outstanding equity awards will immediately vest in full (as and when adjusted in the case of performance-based equity awards as to which the related performance adjustment has not yet occurred on termination), and those which are exercisable can be exercised for 12 months following the termination date. Finally, under certain circumstances, payments and release of shares may be delayed for six months following termination under Code Section 409A.

 Death, Disability and Retirement

In the case of termination due to death, disability or retirement, each Named Executive Officer is entitled to immediate vesting of all options, PSUs and SARs that would have vested (assuming continued service) during the 12 months following termination, except for PSUs that will automatically vest if, when and to the extent they vest pursuant to a related performance adjustment within 12 months of termination. Additionally, options and SARs remain exercisable for the earlier of the expiration date or one year from the date of termination. In the event of termination for any other reason, any unexercised options and SARs remain exercisable for the earlier of the expiration date or 90 days from the date of termination (excluding any period during which trading is prohibited under our insider trading policy).

We use standard definitions of retirement and disability. Retirement is defined in the 2003 Plan as termination of employment if (i) on the date of termination, the employee is at least 55 years old and has at least 5 years continued service and (ii) the sum of the employee’s age and years of continued service equals at least 65. At December 31, 2012, Messrs. Kutnick and Schwartz qualified for a retirement benefit. Disability is defined in the 2003 Plan as total and permanent disability.

Potential Payments Upon Termination or Change in Control

Employment Agreements With Executive Officers above contains a detailed discussion of the payments and other benefits to which our CEO and other Named Executive Officers are entitled in the event of termination of employment or upon a Change In Control, and the amounts payable assuming termination under various circumstances at December 31, 2012 are set forth below. In this event, each Named Executive Officer would also be entitled to receive accrued personal time off (PTO) and the balance in his or her deferred compensation plan account.

 Mr. Hall, CEO. The table below quantifies amounts that would be payable by the Company, and the value of shares of Common Stock that would be released, to Mr. Hall had his employment been terminated on December 31, 2012 (the “Termination Date”) as a result of (i) involuntary termination without cause and/or constructive termination; (ii) death, disability or retirement; or (iii) a Change In Control. See Outstanding Equity Awards At Fiscal Year End Table below for a list of Mr. Hall’s unvested equity awards at the end of 2012.

Involuntary termination (severance benefits) (1)	Involuntary termination (continued vesting of equity awards) (2)	Total Involuntary termination (1), (2)	Death, disability or retirement (acceleration of unvested equity awards) (3)	Change in Control (severance benefits) (4)	Change in Control (acceleration of unvested equity awards) (5)	Total Change in Control (4), (5)
6,353,644	27,739,913	34,093,557	16,282,734	5,658,603	29,379,448	35,038,051

(1)	Represents the sum of (w) three times base salary in effect at Termination Date; (x) 300% of the average actual bonus paid for the prior three years (2009, 2010 and 2011); (y) unpaid 2012 bonus; and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect on the Termination Date).

(2)	Represents (x) the fair market value using the closing price of our Common Stock on December 31, 2012, or $46.02 (the “Year End Price”) of unvested PSUs that would have vested within 36 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price for all in-the-money SARs that would have vested within 36 months following the Termination Date, multiplied by the number of such SARs.

(3)	Represents (x) the fair market value using the Year End Price of unvested PSUs that would have vested within 12 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price for all in-the-money SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such SARs. Mr. Hall was not retirement eligible (as defined by the 2003 Plan) at December 31, 2012.
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(4)	Represents the sum of (w) three times base salary in effect at Termination Date, (x) three times 2012 target bonus, (y) unpaid 2012 bonus, and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect on the Termination Date).

(5)	Represents (x) the fair market value using the Year End Price of all unvested PSUs on the Termination Date (at target in the case of unadjusted 2012 PSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.

Other Named Executive Officers. The table below quantifies amounts that would be payable by the Company, and the value of shares of Common Stock that would be released, to our Named Executive Officers (other than Mr. Hall) had their employment been terminated on December 31, 2012 (the “Termination Date”) as a result of (i) involuntary termination without cause and/or constructive termination; (ii) death, disability or retirement; or (iii) a Change In Control. See Outstanding Equity Awards At Fiscal Year End Table below for a list of unvested equity awards held by each Named Executive Officer at the end of 2012.

Named Executive Officer	Involuntary termination (severance benefits) (1)	Acceleration of unvested equity awards (death, disability or retirement) (2)	Acceleration of unvested equity awards (Change In Control) (3)	Total Change In Control (1), (3)
Christopher J. Lafond	484,434	4,538,403	8,188,695	8,673,129
Lewis G. Schwartz	430,760	2,266,344	4,089,170	4,519,930
Dale Kutnick	394,727	2,266,344	4,089,170	4,483,897
Per Anders Waern	387,982	2,266,344	4,089,170	4,477,152

(1)	Represents 12 months’ base salary in effect on the Termination Date plus the amount of health insurance premiums for the executive, his spouse and immediate family for 12 months (at premiums in effect on the Termination Date) payable in accordance with normal payroll practices. Since the executive must be employed on the bonus payment date (February 2013) in order to receive earned but unpaid 2012 bonus, in the event of termination on December 31, 2012, 2012 bonus would have been forfeited and, therefore, is excluded. See Non-Equity Incentive Plan Compensation in the Summary Compensation Table above for these bonus amounts.

(2)	Represents (x) the fair market value using the closing price of our Common Stock on December 31, 2012, or $46.02 (the “Year End Price”) of unvested PSUs that would have vested within 12 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price of all in-the-money SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such SARs.

(3)	Represents (x) the fair market value using the Year End Price of all unvested PSUs on the Termination Date (at target in the case of unadjusted 2012 PSUs), plus (y) the spread between the Year End Price and the exercise price of all in-the-money unvested SARs on the Termination Date, multiplied by the number of such SARs.

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Outstanding Equity Awards at Fiscal Year-End Table

This table provides information on each option (including stock appreciation rights or SARs) and stock (including restricted stock and performance restricted stock units or PSUs) award held by each Named Executive Officer at December 31, 2012. All performance criteria associated with these awards (except for the 2012 PSU award (see footnote 4)) were fully satisfied as of December 31, 2012, and the award is fixed. The market value of the stock awards is based on the closing price of our Common Stock on the New York Stock Exchange on December 31, 2012, which was $46.02 (and not on the closing price on the grant date). Upon exercise of, or release of restrictions on, these awards, the number of shares ultimately issued to each executive will be reduced by the number of shares withheld by Gartner for tax withholding purposes and/or as payment of exercise price in the case of options and SARs.

	Option Awards					Stock Awards
Named Executive Officer		Number of Securities Underlying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Eugene A. Hall
	(1), (5)	174,282	87,141	11.11	2/11/16	108,340	4,985,807
	(2), (5)	107,588	107,586	22.06	2/11/17	168,558	7,526,939
	(3), (5)	33,756	101,268	38.05	2/22/18	112,430	5,174,029
	(4), (5)		145,413	37.81	2/09/19			116,567	5,364,413
Christopher J. Lafond
		29,273		21.85	2/15/14
		75,662		18.10	2/15/15
	(1), (5)	24,288	24,288	11.11	2/11/16	30,197	1,389,666
	(2), (5)	29,988	29,986	22.06	2/11/17	45,586	2,097,868
	(3), (5)	9,409	28,225	38.05	2/22/18	31,337	1,442,129
	(4), (5)		40,529	37.81	2/09/19			32,489	1,495,144
Lewis G. Schwartz
	(1), (5)	16,387	12,129	11.11	2/11/16	15,079	693,936
	(2), (5)	14,976	14,974	22.06	2/11/17	22,764	1,047,599
	(3), (5)	4,699	14,095	38.05	2/22/18	15,648	720,121
	(4), (5)		20,239	37.81	2/09/19			16,224	746,628
Dale Kutnick
		17,784		18.10	2/15/15
	(1), (5)		12,129	11.11	2/11/16	15,079	693,936
	(2), (5)	14,976	14,974	22.06	2/11/17	22,764	1,047,599
	(3), (5)	4,699	14,095	38.05	2/22/18	15,648	720,121
	(4), (5)		20,239	37.81	2/09/19			16,224	746,628
Per Anders Waern

	(1), (5)		12,129	11.11	2/11/16	15,079	693,936
	(2), (5)		14,974	22.06	2/11/17	22,764	1,047,599
	(3), (5)	4,699	14,095	38.05	2/22/18	15,648	720,121
	(4), (5)		20,239	37.81	2/09/19			16,224	746,628

(1)	Vest 25% per year commencing 2/11/10.

(2)	Vest 25% per year commencing 2/11/11.

(3)	Vest 25% per year commencing 2/22/12.
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(4)	Vest 25% per year commencing 2/09/13. The market value of the Stock Award is presented at target (100%), the amount ultimately awarded could range from 0% to 200% of the target award and the maximum payout value is 200% of target. After certification of the applicable performance metric in February 2013, the amount actually awarded on account of Stock Awards was adjusted to 104.3% of target. The actual number of PSUs awarded is reported in footnote (2) to the Grants of Plan – Based Awards table.

(5)	The amounts shown under Option Awards represent SARs that will be stock-settled upon exercise; accordingly, the number of shares ultimately received upon exercise will be less than the number of SARs held by the executive and reported in this table.

Option Exercises and Stock Vested Table

This table provides information for the Named Executive Officers for options that were exercised, and stock awards that vested and released, during 2012 on an aggregate basis, and does not reflect shares withheld by the Company for exercise price or withholding taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)(3)
Eugene A. Hall	567,484	14,511,394	269,435	10,201,507
Christopher J. Lafond	29,274	853,630	75,098	2,843,405
Lewis G. Schwartz	37,784	1,041,642	37,503	1,419,961
Dale Kutnick	63,705	1,876,269	37,503	1,419,961
Per Anders Waern	29,063	667,196	37,503	1,419,961

(1)	Represents the spread between (i) the market price of our Common Stock at exercise and (ii) the exercise price for all options exercised during the year, multiplied by the number of options exercised.

(2)	Represents restricted stock units awarded in prior years as long-term incentive compensation that released in 2012.

(3)	Represents the number of shares that released multiplied by the market price of our Common Stock on the release date.

Non-Qualified Deferred Compensation Table

The Company maintains a Non-Qualified Deferred Compensation Plan for certain officers and key personnel whose aggregate compensation in 2012 was expected to exceed $325,000. This plan currently allows qualified U.S.-based employees to defer up to 50% of annual salary and/or up to 100% of annual bonus earned in a fiscal year. In addition, in 2012 the Company made a contribution to the account of each Named Executive Officer who deferred compensation equal to the amount of such executive’s contribution (not to exceed 4% of base salary and bonus), less $6,800. Deferred amounts are deemed invested in several independently-managed investment portfolios selected by the participant for purposes of determining the amount of earnings to be credited by the Company to that participant’s account. The Company may, but need not, acquire investments corresponding to the participants’ designations.

Upon termination of employment for any reason, all account balances will be distributed to the participant in a lump sum, except that a participant whose account balance is in excess of $25,000 may defer distributions for an additional year, or elect to receive the balance in 20, 40 or 60 quarterly installments. In the event of an unforeseen emergency (which includes a sudden and unexpected illness or accident of the participant or a dependent, a loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstance beyond the participant’s control), the participant may request early payment of his or her account balance, subject to approval.

The following table provides information (in dollars) concerning contributions to the Deferred Compensation Plan in 2012 by the participating Named Executive Officers, the Company’s matching contributions, 2012 earnings, aggregate withdrawals and distributions and account balances at year end.

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Name	Executive Contributions in 2012 (1)	Company Contributions in 2012 (2)	Aggregate Earnings (loss) in 2012	Aggregate Withdrawals/ Distributions in 2012	Aggregate Balance at 12/31/12
Eugene A. Hall	70,187	63,387	69,762	166,080	566,631
Christopher J. Lafond	32,101	25,301	17	47,814	212,477
Lewis G. Schwartz	28,794	21,994	28,942	-	349,006
Dale Kutnick	25,487	18,687	22,682	-	230,139
Per Anders Waern	25,487	18,687	16,379	-	175,819

(1)	Executive Contributions are included in the “Base Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for the NEOs.

(2)	Company Contributions are included in the “All Other Compensation” column of the Summary Compensation Table, and in the “Company Match Under Non-qualified Deferred Compensation Plan” column of the Other Compensation Table for the NEOs.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding the number of shares of our Common Stock that may be issued upon exercise of outstanding options, stock appreciation rights and other rights (including restricted stock, restricted stock units and common stock equivalents) awarded under our equity compensation plans (and, where applicable, related weighted-average exercise price information), as well as shares available for future issuance under our equity compensation plans. All equity plans with outstanding awards or available shares have been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders:
2003 Long Term Incentive Plan (1)	3,880,239	16.72	7,426,459
2011 Employee Stock Purchase Plan	-	-	1,260,603
Total	3,880,239	16.72	8,687,062

(1)	With respect to SARs issued under the 2003 Plan, we have calculated, and given effect in the table to, the number of shares of Common Stock that would be issued upon settlement of outstanding in-the-money SARs at December 31, 2012 (2,002,328) using the closing price of our Common Stock at fiscal year-end ($46.02). All outstanding options and SARs were in the money at year end.

(2)	Since December 31, 2012 to date, 585,258 restricted stock units (including PSUs) and 354,448 SARs were awarded to our executive officers and associates under the 2003 Plan, which were issued primarily in connection with the 2012 annual equity award, and 514,010 shares were added back to the 2003 Plan on account of shares withheld for taxes, surrendered to pay exercise price or cancelled awards.

As of April 1, 2013, there were 2,545,095 options and SARs outstanding, with a weighted average exercise price of $26.84 and an average remaining term of 4.06 years. As of the same date, the number of full value shares granted and unvested was 1,859,590 and the number of shares available for future grant was 5,962,647. At the present time, equity awards are only issued under the 2003 LTIP.

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OTHER COMPENSATION POLICIES AND INFORMATION

Executive Stock Ownership Guidelines

In order to align management and stockholder interests, the Company has adopted stock ownership guidelines for our executive officers as follows: the CEO is required to hold shares of Common Stock with a value at least equal to six (6) times his base salary, and all other executive officers are required to hold shares of Common Stock with a value at least equal to three (3) times their base salary. The officers have five (5) years from appointment to accumulate this value. For purposes of computing the required holdings, officers may count shares directly held, as well as vested and unvested restricted stock units and PSUs, but not options or SARs. At December 31, 2012, our CEO and all other executive officers were well within compliance with these guidelines.

Clawback Policies

The Company’s Amended and Restated Executive Performance Bonus Plan provides that the Committee (or the Board), in its sole discretion, may require a participant to forfeit, return or reimburse the Company all or any portion of his or her award, to the extent required by applicable law or provided under any claw-back policy adopted by the Company on account of any event of fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, or violation of material Company policies.

Pursuant to the Dodd-Frank Act, the SEC has been directed to issue rules applicable to the national securities exchanges (including the NYSE on which our Common Stock is listed for trading) prohibiting the listing of any security of an issuer that does not provide for the recovery of erroneously awarded incentive-based compensation where there has been an accounting restatement, i.e., clawback policies. We are awaiting issuance of the SEC rules, and, at that time, the Board will adopt a formal policy that complies with these rules.

Hedging and Pledging Policies

The Company’s Insider Trading Policy prohibits all executive officers and directors from engaging in any short selling, hedging and/or pledging transactions with respect to Company securities.

Accounting and Tax Impact

In setting compensation, the Compensation Committee and management consider the potential impact of Code Section 162(m), which precludes a public corporation from deducting on its corporate income tax return individual compensation in excess of $1 million for its chief executive officer or any of its three other highest-paid officers (other than the chief financial officer). Section 162(m) also provides for certain exemptions to this limitation, specifically compensation that is performance-based (within the meaning of Section 162(m)) and issued under a stockholder-approved plan. Our 2012 short-term incentive (bonus) awards were performance-based and were made pursuant to our stockholder-approved Executive Performance Bonus Plan and, therefore, are deductible under Section 162(m). The PSU component of the 2012 long–term incentive award was performance-based and issued under the 2003 Plan, which has been approved by stockholders and, therefore, is deductible under Section 162(m). Although the Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m), it maintains the discretion in establishing compensation elements to approve compensation that may not be deductible under Section 162(m), if the Committee believes the compensation element to be necessary or appropriate under the circumstances.

Grant of Equity Awards

The Board of Directors has a formal policy with respect to the grant of equity awards under our 2003 Plan. Equity awards may include stock options, stock appreciation rights (SARs), restricted stock awards (RSAs), restricted stock units (RSUs) and performance-based restricted stock units (PSUs). In 2012, all such awards to Named Executive Officers took the form of PSUs and SARs. Pursuant to the 2003 Plan, the Committee may not delegate its authority with respect to Section 16 persons, nor in any other way which would jeopardize the plan’s qualification under Code Section 162(m) or Exchange Act Rule 16b-3. Accordingly, our policy specifies that all awards to our Section 16 executive officers must be approved by the Compensation Committee on or prior to the award grant date, and that all such awards will be made and priced on the date of Compensation Committee approval, except in the case of new hires, which is discussed below.

The 2003 Plan prohibits the repricing of stock options and the surrender of any outstanding option to the Company as consideration for the grant of a new option with a lower exercise price without stockholder approval. It also prohibits the granting of options with an exercise price less than the fair market value of the Company’s common stock on the date of grant.

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Consistent with the 2003 Plan, the Compensation Committee annually approves a delegation of authority to the CEO to make equity awards under the 2003 Plan to Gartner employees (other than Section 16 persons) on account of new hires, retention or promotion without the approval of the Compensation Committee. The current delegation of authority specifies a maximum award value of $300,000 per individual, and a maximum aggregate award value of $2,000,000 for the calendar year. For purposes of this computation, in the case of RSAs and RSUs, value is calculated based upon the fair market value (defined in the 2003 Plan as the closing price on the date of grant as reported by the New York Stock Exchange) of a share of our Common Stock, multiplied by the number of RSAs or RSUs awarded. In the case of options and SARs, the value of the award will be the Black-Scholes-Merton calculation of the value of the award using assumptions appropriate on the award date. Any awards made under this delegated authority are reported to the Compensation Committee at the next regularly scheduled committee meeting.

As discussed above, the structure and value of annual long-term incentive awards comprising the long-term incentive compensation element of our compensation package to executive officers are established and approved by the Compensation Committee in the first quarter of each year. The specific terms of the awards (number of PSUs and SARs and related performance criteria) are determined, and the awards are approved and made, on the same date and after the release of the Company’s prior year financial results.

It is the Company’s policy not to make equity awards to executive officers prior to the release of material non-public information. The 2012 long-term incentive awards to executive officers were approved by the Compensation Committee and made on February 9, 2012, after release of our 2011 financial results. Generally speaking, awards for newly hired executives that are given as an inducement to joining the Company are made on the 15th or 30th day of the month first following the executive’s start date (and after approval by the Compensation Committee), and retention and promotion awards are made on the 15th or 30th day of the month first following the date of Compensation Committee approval; however, we may delay making these awards pending the release of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Gartner, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s proxy statement for the 2013 Annual Meeting.

Compensation Committee of the Board of Directors

Anne Sutherland Fuchs

Michael J. Bingle

Raul E. Cesan

April 16, 2013

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PROPOSAL TWO:

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in this Proxy Statement a separate resolution subject to stockholder vote to approve the compensation of our Named Executive Officers. The stockholder vote on this resolution is advisory only. However, the Compensation Committee and the Board will consider the voting results when making future executive compensation decisions.

The text of the resolution in respect of Proposal No. 2 is as follows:

Resolved, that the compensation of Gartner’s Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

In considering your vote, stockholders may wish to review with care the information on Gartner’s compensation policies and decisions regarding the Named Executive Officers presented in the CD&A on pages 14 to 23, including, in particular, the information concerning company performance included in the Executive Summary on page 14 and highlights of our Compensation Practices on pages 16 - 17.

In particular, stockholders should note that the Compensation Committee bases its executive compensation decisions on the following:

•	the need to attract, motivate and retain highly talented, creative and entrepreneurial individuals in a highly competitive industry and market place;

•	the need to motivate our executives to maximize the performance of our Company through pay-for-performance compensation components which have led executives to deliver outstanding performance for the past several years;

•	comparability to the practices of peers in our industry and other comparable companies generally based upon available benchmarking data; and

•	the alignment of our executive compensation programs with stockholder value through heavily weighted performance- based compensation elements.

As noted in the Executive Summary on page 14, 2012 was a year of record achievement for Gartner, largely as a result of the achievements of our executive leadership team. We achieved Contract Value, EBITDA, Revenue and GAAP EPS growth of 14%, 13%, 12% and 21%, respectively. Additionally, our Common Stock returned 32%, 155% and 162% on a 1, 3 and 5 year basis, significantly out-performing the S&P 500 and NASDAQ indices and our peer group for the corresponding periods.

The Board believes that Gartner’s executive compensation programs have a proven record of effectively driving superior levels of financial performance, stockholder value, alignment of pay with performance, high ethical standards and attraction and retention of highly talented executives.

RECOMMENDATION OF OUR BOARD

Our Board unanimously recommends that you vote FOR the foregoing resolution to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of shares of our Common Stock as of April 15, 2013 (including shares that will release (RSUs) or become exercisable (options or SARs) within 60 days following April 15, 2013) held by: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our directors; (iii) each Named Executive Officer; and (iv) all directors, Named Executive Officers and other current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o Gartner, Inc., 56 Top Gallant Road, Stamford, CT 06904. The amounts shown do not include CSEs that release upon termination of service as a director, or deferred RSUs that will not release within 60 days. Since all stock appreciation rights (SARs) are stock-settled (i.e., shares are withheld for the payment of exercise price and taxes), the number of shares ultimately issued upon settlement will be less than the number of SARS that were settled. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table directly own, and have sole voting and investment power with respect to, all shares of Common Stock shown as beneficially owned by them. To the Company’s knowledge, none of these shares has been pledged.

Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Michael J. Bingle (1)	13,779	*
Richard J. Bressler (2)	14,490	*
Raul E. Cesan (3)	80,487	*
Karen E. Dykstra	18,763	*
Anne Sutherland Fuchs (1)	30,201	*
William O. Grabe (4)	116,317	*
Stephen G. Pagliuca (1)	42,241	*
James C. Smith (5)	1,037,936	1.1
Eugene A. Hall (6)	1,597,041	1.7
Christopher J. Lafond (7)	244,014	*
Lewis G. Schwartz (8)	100,815	*
Dale Kutnick (9)	260,471	*
Per Anders Waern (10)	55,574	*
All current directors, Named Executive Officers and other executive officers as a group (20 persons) (11)	4,258,923	4.5
T. Rowe Price Associates, Inc. (12) 100 E. Pratt Street, Baltimore, MD 21202	14,686,426	15.7
Baron Capital Group, Inc. (13) 767 Fifth Avenue, New York, NY 10153	8,527,737	9.1
Morgan Stanley (14) 1585 Broadway, New York, NY 10036	5,997,885	6.4
Blackrock, Inc. (15) 40 East 52nd Street, New York, NY 10022	5,265,750	5.6
The Vanguard Group, Inc. (16) 100 Vanguard Blvd., Malvern, PA 19335	5,228,181	5.6

*	Less than 1%

(1)	Includes 3,086 RSUs that will release on June 7, 2013 (the “2012 Director RSU Award”).

(2)	Includes 2,576 RSUs that were deferred by Mr. Bressler and will release on June 5, 2013.

(3)	Includes 30,000 shares held by a family foundation as to which Mr. Cesan may be deemed a beneficial owner, and the 2012 Director RSU Award.

(4)	Includes 14,000 shares issuable upon the exercise of options and the 2012 Director RSU Award.

(5)	Includes the 2012 Director RSU Award, 50,000 shares held by members of Mr. Smith’s immediate family and 211,900 shares held by a family foundation as to which Mr. Smith may be deemed a beneficial owner.

(6)	Includes 526,670 shares issuable upon the exercise of stock appreciation rights (“SARs”).

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(7)	Includes 198,170 shares issuable upon the exercise of SARs.

(8)	Includes 65,437 shares issuable upon the exercise of SARs.

(9)	Includes 66,834 shares issuable upon the exercise of SARs. Also includes 12,800 shares held for the benefit of immediate family members, 2,000 shares held in a private family foundation and 71,900 shares in an IRA account as to which Mr. Kutnick may be deemed a beneficial owner.

(10)	Includes 34,074 shares issuable upon the exercise of SARs.

(11)	Includes 25,703 RSUs that will release within 60 days, and 1,323,520 shares issuable upon the exercise of stock options and/or SARs.

(12)	These shares are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 6,007,700 of the reported shares, representing 6.4% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(13)	Includes shares beneficially owned by Baron Capital Group, Inc. (“BCG”) and Ronald Baron; also includes 8,052,428 shares beneficially owned by BAMCO, Inc. and 473,309 shares beneficially owned by Baron Capital Management, Inc., subsidiaries of BCG.

(14)	Includes shares beneficially owned, or deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates.

(15)	Includes shares held by various subsidiaries of Blackrock, Inc.

(16)	Includes shares beneficially owned by The Vanguard Group, Inc. as an investment adviser, and includes 65,956 shares beneficially owned by Vanguard Fiduciary Trust Company as investment manager and 4,421 shares beneficially owned by Vanguard Investments Australia, Ltd as investment manager.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. To assist with this reporting obligation, the Company prepares and files ownership reports on behalf of its officers and directors pursuant to powers of attorney issued by the officer or director to the Company. Based solely on our review of these reports, or written representations from certain reporting persons, there were no late filings in 2012.

TRANSACTIONS WITH RELATED PERSONS

Gartner is a provider of comprehensive research coverage of the IT industry to approximately 13,300 distinct client organizations across 85 countries. Because of our worldwide reach, it is not unusual for Gartner to engage in ordinary course of business transactions involving the sale of research or consulting services with entities in which one of our directors, executive officers or a greater than 5% owner of our stock, or immediate family member of any of them, may also be a director, executive officer, partner or investor, or have some other direct or indirect interest. We will refer to these transactions generally as related party transactions.

Our Governance Committee reviews all related party transactions to determine whether any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, has a material direct or indirect interest, or whether the independence from management of our directors may be compromised as a result of the relationship or transaction. Our Board Principles and Practices, which are posted on www.investor.gartner.com, require directors to disclose all actual or potential conflicts of interest regarding a matter being considered by the Board or any of its committees and to excuse themselves from that portion of the Board or committee meeting at which the matter is addressed to permit independent discussion. Additionally, the member with the conflict must abstain from voting on any such matter. The Governance Committee is charged with resolving any conflict of interest issues brought to its attention and has the power to request the Board to take appropriate action, up to and including requesting the involved director to resign. Our Audit Committee and/or Board of Directors reviews and approves all material related party transactions involving our directors in accordance with applicable provisions of Delaware law and with the advice of counsel, if deemed necessary.

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The Company maintains a written conflicts of interest policy which is posted on our intranet and prohibits all Gartner employees, including our executive officers, from engaging in any personal, business or professional activity which conflicts with or appears to conflict with their employment responsibilities and from maintaining financial interests in entities that could create an appearance of impropriety in their dealings with the Company. Additionally, the policy prohibits all Gartner employees from entering into agreements on behalf of Gartner with any outside entity if the employee knows that the entity is a related party to a Gartner employee; i.e., that the contract would confer a financial benefit, either directly or indirectly, on a Gartner employee or his or her relatives. All potential conflicts of interest and related party transactions involving Gartner employees must be reported to, and pre-approved by, the General Counsel.

In 2012, there were no related party transactions in which any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, had or will have a direct or indirect material interest.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as the Company’s independent auditor for the 2013 fiscal year. Additional information concerning the Audit Committee and its activities with KPMG can be found in the Audit Committee Report and the Principal Accountant Fees and Services below.

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. Ratification by the stockholders of the appointment of KPMG is not required by law, the Company’s bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG for stockholder ratification to ascertain stockholders’ views on the matter. Representatives of KPMG will attend the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Principal Accountant Fees and Services

During 2012, KPMG performed recurring audit services, including the examination of our annual financial statements, limited reviews of quarterly financial information, certain statutory audits and tax services for the Company. The aggregate fees billed for professional services by KPMG in 2011 and 2012 for various services performed by them were as follows:

Types of Fees	2011	2012
Audit Fees	$2,302,000	$2,613,200
Audit-Related Fees	4,844	4,556
Tax Fees	434,975	512,759
All Other Fees	-	-
Total Fees	$2,741,819	$3,130,515

Audit Fees

Audit fees relate to professional services rendered by KPMG for the audit of the Company’s annual consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the review of its quarterly financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as work performed in connection with statutory and regulatory filings.

Audit-Related Fees

Audit-related fees relate to professional services rendered by KPMG primarily for audit support services.

Tax Fees

Tax fees relate to professional services rendered by KPMG for permissible tax compliance in foreign and domestic locations, tax advice, tax planning and tax audits.

All Other Fees

This category of fees covers all fees for any permissible service not included in the above categories.

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Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management report periodically to the Audit Committee regarding the services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In the case of permissible tax services, the Audit Committee has approved overall fee amounts for specific types of permissible services (i.e., tax compliance, tax planning and tax audit support) to allow management to engage KPMG expeditiously as needed as projects arise. All services rendered in 2012 were pre-approved by the Audit Committee.

This category of fees covers all fees for any permissible service not included in the above categories.

AUDIT COMMITTEE REPORT

Pursuant to its responsibilities as set forth in the Audit Committee Charter, the Audit Committee has reviewed and discussed with management and with KPMG Gartner’s audited consolidated financial statements for the year ended December 31, 2012. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has received the written disclosures and letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG that firm’s independence.

Based on the review and discussions noted above, as well as discussions regarding Gartner’s internal control over financial reporting and discussions with Gartner’s Internal Audit function, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2012 be included in Gartner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard J. Bressler

Karen E. Dykstra

James C. Smith

April 16, 2013

RECOMMENDATION OF OUR BOARD

Our Board unanimously recommends that you vote FOR ratification of the appointment of

KPMG LLP as the Company’s independent auditors for fiscal 2013.

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MISCELLANEOUS

Stockholder Communications

Stockholders and other interested parties may communicate with any of our directors by writing to them c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. 10212, Stamford, CT 06904-2212. All communications other than those which on their face are suspicious, inappropriate or illegible will be delivered to the director to whom they are addressed.

Available Information

Our website address is www.gartner.com. The investor relations section of our website is located at www.investor.gartner.com and contains, under the “Corporate Governance” link, current electronic printable copies of our:

•	CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers
•	Code of Conduct, which applies to all Gartner officers, directors and employees
•	Board Principles and Practices, the corporate governance principles that have been adopted by our Board

•	Audit Committee Charter
•	Compensation Committee Charter
•	Governance/Nominating Committee Charter

This information is also available in print to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904—2212.

Process for Submission of Stockholder Proposals for our 2014 Annual Meeting

The Company has adopted advance notice requirements related to stockholder business, including director nominations. These requirements are contained in our Bylaws, which can be found at www.investor.gartner.com, under the “Corporate Governance” link, and are summarized below. This summary is qualified by reference to the full Bylaw provision.

If you are a stockholder of record and you want to make a proposal for consideration at the 2014 Annual Meeting without having it included in our proxy materials, we must receive your written notice not less than 90 days prior to the 2014 Annual Meeting; provided, however, that if we fail to give at least 100 days prior notice of this meeting, then we must receive your written notice not more than 10 days after the date on which notice of the 2014 Annual Meeting is mailed.

A stockholder’s notice must set forth certain required information including: (i) a brief description of the business to be brought before the meeting and the reasons therefore; (ii) the name and address of the proposing stockholder and certain associated persons; (iii) the number of shares of Common Stock held by such stockholder and associated persons; (iv) a description of any hedging transactions entered into by such stockholder and persons; (v) any material interest of such stockholder and associated persons in the business to be conducted; and (vi) a statement as to whether a proxy statement and form of proxy will be delivered to other stockholders. In addition, certain information in the notice must be supplemented as of the record date for the meeting. If the stockholder business involves director nominations, the stockholder’s notice must also contain detailed information concerning the nominee, including name, age, principal occupation, interests in Common Stock, any other information regarding the nominee that would be required to be included in a proxy statement under the rules of the SEC had the proposal been made by management, and an acknowledgment by the nominee of the fiduciary duties owed by a director to a corporation and its stockholders under Delaware law. If you do not comply with all of the provisions of our advance notice requirements, then your proposal may not be brought before the 2014 Annual Meeting. All stockholder notices should be addressed to the Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212.

Additionally, if you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials for that meeting, we must receive your proposal by December 17, 2013, and it must comply with all other provisions of the Company’s advance notice requirements as well as the requirements of Exchange Act Rule 14a-8.

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Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 10-K”) has been filed with the Securities and Exchange Commission and is available at www.sec.gov. You may also obtain a copy at www.investor.gartner.com. A copy of the 2012 10-K is also contained in our 2013 Annual Report to Stockholders, which accompanies this Proxy Statement. A copy of the 2012 10-K will be mailed to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904—2212.

By Order of the Board of Directors

Lewis G. Schwartz

Corporate Secretary

Stamford, Connecticut

April 16, 2013

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GARTNER, INC.
ATTN: INVESTOR RELATIONS
56 TOP GALLANT ROAD
STAMFORD, CT 06904-2212

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52089-P32715                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GARTNER, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:

1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2014:	For	Against	Abstain

	1a. Michael J. Bingle	☐	☐	☐

	1b. Richard J. Bressler	☐	☐	☐

	1c. Raul E. Cesan	☐	☐	☐

	1d. Karen E. Dykstra	☐	☐	☐

	1e. Anne Sutherland Fuchs	☐	☐	☐

	1f. William O. Grabe	☐	☐	☐

	1g. Eugene A. Hall	☐	☐	☐

	1h. Stephen G. Pagliuca	☐	☐	☐

	1i. James C. Smith	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

		For	Against	Abstain

2.	Advisory approval of the Company's executive compensation.	☐	☐	☐

3.	Ratify the appointment of KPMG as our independent auditor for fiscal 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M52090-P32715

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF GARTNER, INC.

The undersigned hereby appoints Eugene A. Hall, Christopher J. Lafond and Lewis G. Schwartz, and each of them, with the power to act without the other and with power of substitution, as proxies attorneys-in-fact and hereby authorizes them to represent and to vote as provided on the other side, all the shares of Gartner, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Gartner, Inc. to be held May 30, 2013 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)